Exhibit 99.2

EXECUTION COPY

CREDIT AGREEMENT

among

QUANTUM CORPORATION

and

KEYBANK NATIONAL ASSOCIATION

as Administrative Agent and

Letter of Credit Issuing Lender

and

THE OTHER FINANCIAL

INSTITUTIONS PARTIES HERETO

Dated as of August 22, 2006

$150,000,000 Revolving Credit Facility

$225,000,000 Term Loan Facility

KEYBANC CAPITAL MARKETS

Sole Lead Arranger and Sole Book Manager

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(continued)

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(continued)

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(continued)

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(continued)

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EXHIBITS

Forms of:

A	Request for Extension of Credit
B	Compliance Certificate
C	Note
D	Assignment and Assumption
E	Judicial Reference Waiver of Jury Trial
F	General Security Agreement
G	Guaranty
H	Stock Pledge Agreement
I	Intellectual Property Security Agreement

SCHEDULES

2.01	Commitments and Pro Rata Shares
2.03(l)	Letters of Credit
5.01	Material Subsidiaries and First Tier Foreign Subsidiaries
5.05	Litigation
5.07	Ownership of Intellectual Property
7.01	Existing Indebtedness and Liens
7.10	Subordination Provisions
10.02	Lending Offices, Addresses for Notices

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of August 22, 2006, by and among QUANTUM CORPORATION, a Delaware corporation (“Borrower”), each lender from time to time a party hereto (collectively, “Lenders,” and individually, a “Lender”), and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, Lead Arranger and Issuing Lender.

RECITALS

Borrower has requested that the Lenders provide (a) a revolving line of credit, and (b) a term loan facility and Lenders and Administrative Agent are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business or any division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

“ADIC” means Advanced Digital Information Corporation, a Washington corporation.

“ADIC Material Adverse Change” means the occurrence of a Material Adverse Effect (solely as defined in the Merger Agreement) with respect to ADIC.

“Administrative Agent” means KeyBank National Association, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Administrative Agent hereafter may designate by written notice to Borrower and Lenders.

“Administrative Agent-Related Persons” means Administrative Agent (including any successor agent), together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

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“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means this Agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

“Anti-Terrorism Order” means Executive Order No. 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 Fed. Reg. 49,079 (2001), as amended.

“Applicable Margin” means the following amounts per annum (expressed in basis points per annum), based upon the Senior Leverage Ratio:

Senior Leverage Ratio (“X”)	Revolving Commitment Fee	Revolving Offshore Rate Margin	Revolving Base Rate Margin	Term Loan Offshore Rate Margin	Term Loan Base Rate Margin
X is ≥ 2.5	75.0	300.0	80.0	400.0	215.0
X is ≥ 2.0 but < 2.5	60.0	250.0	55.0	400.0	215.0
X is ≥ 1.5 but < 2.0	50.0	225.0	30.0	400.0	215.0
X is ≥ 1.0 but < 1.5	40.0	200.0	0.0	400.0	215.0
X is < 1.0	30.0	175.0	0.0	400.0	215.0

For purposes of Borrower’s payment of interest in accordance with Section 2.06 and the commitment fee specified in Section 2.07(a), the Applicable Margin calculated in accordance with the most recent Compliance Certificate received by Administrative Agent pursuant to Section 6.02(a) shall be in effect from the date such Compliance Certificate is received by Administrative Agent to but excluding the date the next Compliance Certificate is received; provided, however, that the Applicable Margin from the Closing Date until Administrative Agent’s receipt of Borrower’s Compliance Certificate for Borrower’s fiscal year ending March 31, 2007 shall be the amounts set forth above which would apply if the Senior Leverage Ratio were > 2.5.

“Applicable Payment Date” means, (a) as to any Offshore Rate Loan, the last day of the relevant Interest Period, but in no event more than ninety (90) days thereafter, any date that such Loan is prepaid or converted in whole or in part and the Maturity Date; and (b) as to any other Obligations, the last Business Day of each calendar quarter and the Maturity Date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of Administrative Agent.

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“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means KeyBank Capital Markets, in its capacity as sole book manager.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Subsidiary), in one transaction or a series of transactions, of all or any part of Borrower or any of its domestic Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Equity Securities of any Subsidiaries, other than (i) inventory or other assets (including Cash or Cash Equivalents) sold, transferred or otherwise disposed of in the ordinary course of business consistent with past practice, (ii) sales of other assets for aggregate consideration of less than $2,000,000 with respect to any transaction or series of related transactions and less than $5,000,000 in the aggregate during any fiscal year, (iii) leases, subleases, licenses and sublicenses, each to the extent entered into in the ordinary course of business and (iv) transactions permitted by Section 7.04(a) and Section 7.04(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means and includes all reasonable attorneys’ and other fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for each fiscal year, and the related consolidated statements of income and cash flows for such fiscal year of Borrower.

“Base Rate” means a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by KeyBank as its “prime rate.” Such prime rate is a rate set by KeyBank based upon various factors including KeyBank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by KeyBank shall take effect at the opening of business on the day specified in the public announcement of such change If KeyBank ceases to establish or publish a prime rate, the applicable Base Rate thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported).

“Base Rate Loan” means a Loan made hereunder and specified to be a Base Rate Loan in accordance with Section 2.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” and “Borrow” each mean a borrowing of Loans hereunder.

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“Borrowing Date” means the date that a Loan is made, which shall be a Business Day.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in Cleveland, Ohio, New York, New York, San Francisco, California, Bellevue, Washington or (if interest is being determined by reference to the Offshore Rate) London, England, are generally authorized or obligated, by law or executive order, to close.

“Capital Leases” means any and all leases under which certain obligations are required to be capitalized on the books of a lessee in accordance with GAAP.

“Cash” or “Cash Equivalents” means assets properly classified as “marketable securities”, “cash”, “cash equivalents” or “short term investments” under GAAP.

“Change of Control” means the direct or indirect acquisition by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act, but excluding any employee benefit plan of Borrower or its Subsidiaries, or any person or entity acting it its capacity as trustee, agent or other fiduciary or administrator of any such plan) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (a) beneficial ownership of the issued and outstanding shares of voting stock or similar equity interest of a corporation or other entity, the result of which acquisition is that such person or group possesses in excess of 40% of the combined voting power of all then-issued and outstanding voting stock of such corporation or other entity, or (b) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors of such corporation or other entity.

“Closing Date” means the date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

“Commitment” means, for each Lender, the amount set forth opposite such Lender’s name on Schedule 2.01, as such amount may be reduced or adjusted from time to time in accordance with the terms of this Agreement (collectively, the “Combined Commitments”).

“Commitment Fee” means the respective fee under the heading “Revolving Commitment Fee” in the definition of “Applicable Margin.”

“Compliance Certificate” means a certificate substantially in the form of Exhibit B, properly completed and signed by a Responsible Officer of Borrower.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries, excluding any such expenditure made in accordance with the terms of this Agreement (a) to restore, replace or rebuild property to the condition of such property

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immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation within 270 days of the receipt of such proceeds in accordance with Section 2.04(b)(iii), (b) representing a reinvestment of proceeds from any sale or disposition of assets within 270 days of the receipt of such proceeds in accordance with Section 2.04(b)(ii) or (c) as the purchase price of any Permitted Acquisition.

“Consolidated Cash Balance” has the meaning set forth in Section 7.11(d).

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Charges for such period, excluding any amount not payable in Cash for such period.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP.

“Consolidated EBITDA” means the sum of the following, provided that the items contained in (b) through (i) below shall be added to (a) only to the extent they have been deducted in calculating, and therefore form no portion of, Consolidated Net Income:

(a) Consolidated Net Income, provided that there shall be excluded from such Consolidated Net Income the following: (i) all gains and all losses realized by Borrower and its Subsidiaries upon the sale or other disposition (including, without limitation, pursuant to sale and leaseback transactions) of property or assets that are not sold or otherwise disposed of in the ordinary course of business, or pursuant to the sale of any capital stock held by Borrower or any Subsidiary; and (ii) all items of gain or income that are properly classified as extraordinary in accordance with GAAP or are unusual or non-recurring; and

(b) Consolidated Interest Charges; and

(c) The amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income; and

(d) The amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, including any impairment of intangible/goodwill as defined under FAS 142 and FAS 144; and

(e) Any non-cash stock, stock option or restricted stock based compensation charges determined in accordance with GAAP; and

(f) Cash charges relating to the Related Transactions in an amount not to exceed $38,000,000 in the aggregate and incurred prior to June 30, 2007; and

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(g) Cash charges relating to (i) the settlement of litigation with Storage Technology Corporation (StorageTek) in an amount not to exceed $24,100,000 and (ii) the closure of the Ireland facility in an amount not to exceed $18,100,000, in each case, for the fiscal year ended March 31, 2006 and as reflected on the financial statements of Borrower and its Subsidiaries for such fiscal year; and

(h) Cash charges related to restructuring, discontinued operations, and extraordinary items (and not relating to the Related Transactions), including, but not limited to, facilities and personnel reductions or exit of a business or products, in an amount not to exceed $12,000,000 in the aggregate for the period beginning on the Closing Date and ending on the final Maturity Date; and

(i) Other non-cash extraordinary or non-recurring charges including, without limitation, charges arising from the Related Transactions (including research and development charges in process on the Closing Date).

For purposes of calculating Consolidated EBITDA for any period in connection with the Leverage Ratio, the Senior Leverage Ratio or in calculating compliance with Section 7.11(e) hereof, if during such period the Borrower or any Subsidiary shall have made any Permitted Acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Permitted Acquisition as if such Permitted Acquisition occurred on the first day of such period. In regards to ADIC, for monthly periods not included in the combined companies’ GAAP financial statements, but which would be included under this paragraph, monthly depreciation and amortization expense shall be deemed to be “$2,486,000”.

“Consolidated Interest Charges” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses payable by Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent payable by Borrower and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP and (c) the portion of rent under any Synthetic Lease Obligation that would be treated as interest in accordance with GAAP if the Synthetic Lease Obligation were treated as a Capital Lease under GAAP.

“Consolidated Net Income” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the net income of Borrower and its Subsidiaries determined in accordance with GAAP.

“Consolidated Tangible Net Worth” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of Borrower and its Subsidiaries on that date minus the Intangible Assets of Borrower and its Subsidiaries on that date.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

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“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Continuation” and “Continue” mean, with respect to any Offshore Rate Loan, the continuation of such Offshore Rate Loan as an Offshore Rate Loan on the last day of the Interest Period for such Loan.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agent” has the meaning specified in the Intercreditor Agreement.

“Conversion” and “Convert” mean, with respect to any Loan, the conversion of such Loan from or into another type of Loan.

“Convertible Subordinated Notes” means subordinated, convertible notes issued by the Borrower on July 30, 2003 in a total principal amount of $160,000,000 and due August 1, 2010.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

“Deed of Trust” means any trust deed granted by Borrower with respect to Material Leases in accordance with Section 6.12 hereof.

“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to any Loan, an interest rate equal to the interest rate otherwise applicable to such Loan, plus the applicable margin specified for such Loan in the definition of Applicable Margin, plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Deposit Account Control Agreements” means the respective Deposit Account Control Agreements entered into among Borrower, as Customer, the Control Agent (for the benefit of the Administrative Agent (for the benefit of the Lenders) and the Second Lien Agent (for the benefit of the Second Lien Lenders)), as Secured Party, and the following, as Depository Bank: Silicon Valley Bank and any other depository institutions at which Borrower maintains deposit accounts from time to time.

“Designated Deposit Account” means a deposit account maintained by Borrower with KeyBank, as from time to time designated by Borrower to Administrative Agent by Requisite Notice.

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“Disposition” or “Dispose” means the sale, transfer, License Disposition or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal with or without recourse of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” means lawful money of the United States of America.

“Eligible Assignee” means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; (d) another Lender; (e) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) which extends credit or buys loans as one of its businesses, including but not limited to, insurance companies, mutual funds and lease financing companies; or (f) other lenders or institutional investors consented to in writing in advance by Administrative Agent and Borrower. Neither Borrower nor any Affiliate of Borrower shall be an Eligible Assignee.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained or contributed to by Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

“Environmental Laws” means all Laws relating to environmental, health, safety and land use matters applicable to any property of Borrower.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing, other than convertible debt securities which have not been converted into common stock, preferred stock, participations, shares, partnership interests or other equity interests in any such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor Federal statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under

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Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Offshore Rate for each outstanding Offshore Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage by dividing (i) the Offshore Rate by (ii) one minus the Eurodollar Reserve Percentage. The determination of the Eurodollar Reserve Percentage and the Offshore Rate by Administrative Agent shall be conclusive in the absence of manifest error.

“Event of Default” means any of the events specified in Section 8.

“Excess Cash Flow” means, for any period, an amount equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA plus the cash portion of gains from extraordinary items (less the cash portion of losses from extraordinary items) in the period when the items were actually paid or received regardless of when the charge was taken on a GAAP basis, plus (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of the Loans (excluding repayments of the Revolving Loans except to the extent the Revolving Commitment is permanently reduced in connection with such repayments), (b) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures other than Revolving Loans), (c) Consolidated Cash Interest Expense, and (d) current taxes based on income of Borrower and its Subsidiaries and paid in cash with respect to such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal statute.

“Extension of Credit” means (a) a Borrowing, Conversion or Continuation of Loans and (b) a Letter of Credit Action wherein a new Letter of Credit is issued or which has the effect of increasing the amount of, extending the maturity of, or making a material modification to an outstanding Letter of Credit or the reimbursement of drawings thereunder.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds

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transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to KeyBank on such day on such transactions as determined by Administrative Agent.

“Fee Letter” has the meaning set forth in Section 2.07(b).

“First Tier Foreign Subsidiary” means, at any date of determination, each foreign Material Subsidiary in which Borrower or any of its domestic subsidiaries owns directly more than 50%, in the aggregate, of the capital stock of such Subsidiary.

“Fixed Charge Coverage Ratio” means, at any time, the ratio of (a) Borrower’s Consolidated EBITDA for the preceding four calendar quarters most recently ended plus consolidated operating lease expenses (as determined in accordance with GAAP) for such period to (b) (i) Consolidated Capital Expenditures, Consolidated Interest Charges, and consolidated operating lease expenses (as determined in accordance with GAAP) for the four calendar quarters most recently ended, plus (ii) Borrower’s consolidated cash income taxes paid less cash income tax refunds actually received during such period, plus (iii) the amount of any scheduled payments of principal of Indebtedness during such period.

“Foreign Lender” has the meaning set forth in Section 10.22.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Requisite Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

“General Security Agreement” means that certain Security Agreement (Personal Property), substantially in the form of Exhibit F, dated as of the date hereof, between Borrower

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(or, as the case may be, each Guarantor), as Debtor, and Administrative Agent (for the account of each Lender in accordance with its Pro Rata Share), as Lender, securing the Obligations of Borrower (or, as the case may be, the obligations of each Guarantor), as amended from time to time.

“Governmental Authority” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, or (c) any court, administrative tribunal or public utility.

“Guarantor” means each domestic Material Subsidiary in existence on the date hereof (as set forth on Schedule 5.1 hereof) and thereafter any Person that may from time to time deliver a Guaranty hereafter pursuant to the terms of Section 6.13 hereof.

“Guaranty” means each of those certain Guaranties, substantially in the form of Exhibit G, dated as of the date hereof, as supplemented form time to time hereafter, from each Guarantor in favor of the Administrative Agent and each Lender, together with any Guaranty executed hereafter pursuant to the terms of Section 6.13 hereof, as the same may from time to time hereafter be amended, modified or supplemented.

“Guaranty Obligation” means, as to any Person, any (a) guaranty by such Person of Indebtedness of, or other obligation payable or performable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by such Person to an obligee of any other Person with respect to the payment or performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature, in each such case, given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Hazardous Substance” means any substance, material or waste, including asbestos and petroleum (including crude oil or any fraction thereof), which is or becomes designated, classified or regulated as “toxic,” “hazardous,” a “pollutant” or similar designation under any Laws.

“Indebtedness” means, as to any Person at any date of determination, all items which would, in conformity with GAAP, be classified as liabilities on a balance sheet of such Person as at such date, including:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

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(b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(c) whether or not so included as liabilities in accordance with GAAP but excluding any portion thereof which would be accounted for as interest under GAAP, net obligations under any Swap Contract in an amount equal to (i) if such Swap Contract has been closed out, the termination value thereof, or (ii) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contract;

(d) whether or not so included as liabilities in accordance with GAAP and whether with or without recourse, all obligations of such Person to pay the deferred purchase price of property or services (if such deferral is greater than 180 days), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements);

(e) Capital Leases or Synthetic Lease Obligations, provided, however, that Synthetic Lease Obligations shall be excluded from Indebtedness to the extent they are secured by cash collateral or a Letter of Credit. The amount of Indebtedness in the case of Capital Leases shall be the amount of the capitalized lease liability appearing on Borrower’s financial statements delivered in accordance with Sections 6.01(a) and (b) of this Agreement. The amount of Indebtedness in the case of Synthetic Lease Obligations shall be the sum of all outstanding principal advances and any other sums advanced and outstanding pursuant to the Synthetic Lease Obligations;

(f) the principal component or liquidation preference of all Equity Securities of such Person and which by the terms thereof could at any time prior to the Maturity Date (at the request of the holders thereof or otherwise) be subject to mandatory sinking fund payments, mandatory redemption or other acceleration; and

(g) all Guaranty Obligations of such Person in respect of any of the foregoing obligations of any other Person;

provided that for all purposes of this Agreement, Indebtedness shall exclude (i) trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than sixty (60) days (unless contested in good faith by Borrower or any Subsidiary), (ii) deferred taxes, and (iii) accrued interest and expenses, except to the extent capitalized.

For all purposes of this Agreement, the Indebtedness of any Person shall include, at any such time as such partnership or joint venture is not Solvent, the Indebtedness of any partnership or joint venture (to the extent the joint venture is a legal entity where the venture members have pass-through liability for all of the debts of the joint venture) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (subject to customary recourse exceptions acceptable to Requisite Lenders).

Quantum Corporation	Credit Agreement

“Indemnified Liabilities” has the meaning set forth in Section 10.14.

“Indemnitees” has the meaning set forth in Section 10.14.

“Intangible Assets” means assets that are required to be disclosed as intangible assets in accordance with GAAP on Borrower’s balance sheet, including customer lists, goodwill, computer software, copyrights, trade names, trade marks, patents, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement dated as of the date hereof, entered into by Borrower, as Debtor, and Administrative Agent (for the account of each Lender in accordance with its Pro Rata Share), as Lender, securing the Obligations of Borrower, as amended from time to time.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of August 22, 2006 among Administrative Agent, Lenders and the administrative agent and lenders under the Second Lien Loan Agreement.

“Interest Period” means for each Offshore Rate Loan, (i) initially, the period commencing on the date such Offshore Rate Loan is disbursed or Continued or Converted into such Offshore Rate Loan, and (ii) thereafter, the period commencing on the last day of the preceding Interest Period, and ending, in each case, on the earlier of (x) the scheduled Maturity Date, or (y) one, two, three or six months, as elected by Borrower thereafter; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) unless Administrative Agent otherwise consents, there may not be more than six Interest Periods for Offshore Rate Loans in effect at any time.

“Investment” means, as to any Person, any investment by such Person, whether by means of the purchase or other acquisition of stock or other securities of any other Person or by means of a loan, creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. Notwithstanding the foregoing, the term “Investment” shall not include purchases of Convertible Subordinated Notes made in compliance with Section 7.11 of this Agreement.

Quantum Corporation	Credit Agreement

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means KeyBank, or any other Lender who from time to time effects a Letter of Credit Action in accordance with the terms of this Agreement.

“KeyBank” means KeyBank National Association.

“Knowledge” means, when referring to the “Knowledge” of any Person or any similar phrase or qualification based on knowledge or awareness with respect to such Person, (i) the actual knowledge of such Person, and (ii) the knowledge that any such Person, as a reasonably prudent business person, would have obtained in the conduct of his or her business.

“Laws” or “Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each lender from time to time party hereto and, as the context requires, Issuing Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.02, or such other office or offices as a Lender may from time to time notify Administrative Agent.

“Letter of Credit” has the meaning set forth in Section 2.01(c). A Letter of Credit may be a performance letter of credit or a financial letter of credit.

“Letter of Credit Action” means the issuance, supplement, amendment, renewal, extension, modification or other action relating to a Letter of Credit hereunder.

“Letter of Credit Application” means an application for a Letter of Credit Action from time to time in use by Issuing Lender.

“Letter of Credit Cash Collateral Account” means a blocked deposit account at KeyBank with respect to which Borrower agrees to execute and deliver from time to time such documentation as Administrative Agent or Issuing Lender may reasonably request to grant to Administrative Agent and Issuing Lender a security interest therein as security for the Letter of Credit Usage.

“Letter of Credit Expiration Date” means the scheduled Maturity Date with respect to Revolving Loans.

“Letter of Credit Sublimit” means an amount equal to $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the combined Revolving Commitments.

Quantum Corporation	Credit Agreement

“Letter of Credit Usage” means, as at any date of determination, the aggregate undrawn face amount of outstanding Letters of Credit plus the aggregate amount of all drawings under the Letters of Credit not reimbursed by Borrower or converted into Loans.

“Leverage Ratio” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Indebtedness (other than Indebtedness under clause (c) of the definition thereof) as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on, or ending most recently prior to, such date.

“License Disposition” means, in respect of any patent, trademark, copyright, mask work, trade secret or other intellectual property right owned or held by Borrower or any of its Subsidiaries (the “IP Holder”) which is material to Borrower or any of its Subsidiaries (together, “Material IP”), (i) the granting by the IP Holder of an exclusive license across all or substantially all fields, uses or regions to any Person other than Borrower or another Subsidiary, (ii) the granting of any license by the IP Holder that conveys directly or indirectly to any Person other than Borrower or its Subsidiaries all or substantially all of the economic value of such Material IP, or (iii) the abandonment by the IP Holder of such Material IP.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement (including in the nature of, cash collateral accounts or security interests), encumbrance, lien (statutory or other), fixed or floating charge, or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

“Loan” means any advance made by any Lender to Borrower as provided in Section 2 that is either a Revolving Loan or a Term Loan (collectively, the “Loans”).

“Loan Documents” means this Agreement, each Note, each Deed of Trust, each Guaranty, the General Security Agreement, the Stock Pledge Agreement, the Intellectual Property Security Agreement, the Deposit Account Control Agreements, the Securities Account Control Agreements, the Intercreditor Agreement, each Letter of Credit Application, each Request for Extension of Credit, each certificate, each fee letter, and each other instrument or agreement from time to time executed by Borrower or any of its Subsidiaries or any Responsible Officer and delivered in connection with this Agreement.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract”.

“Material Adverse Effect” means any set of circumstances or events which (a) has any material adverse effect upon the validity or enforceability of any Loan Document, (b) is material and adverse to the financial condition, business, assets or operations of Borrower and its Subsidiaries, (c) has any material adverse effect upon the value or condition of the collateral under any Deed of Trust, the General Security Agreement, the Intellectual Property Security Agreement, the Stock Pledge Agreement, the Deposit Account Control Agreements or the Securities Account Control Agreements, or (d) materially impairs the ability of (i) Borrower to perform the Obligations or (ii) any Subsidiary to perform its obligations under any Loan Document to which it is a party.

Quantum Corporation	Credit Agreement

“Material Lease” means any lease entered into by Borrower or its Subsidiaries after the Closing Date for premises in excess of 25,000 square feet.

“Material Subsidiaries” means each Subsidiary of Borrower which has assets with a total book value greater than 10% of the consolidated total assets of Borrower and its Subsidiaries, determined as of the end of the fiscal quarter immediately preceding the date of determination; provided, however, that Quantum Storage Solutions (M) Sdn. Bhd. shall not be deemed a Material Subsidiary during the fiscal quarters preceding and including the Closing Date.

“Maturity Date” means (a) with respect to Revolving Loans, August 22, 2009, (b) with respect to Term Loans, and subject to the provisions of Section 2.12, August 22, 2012, or (c) such earlier date upon which the Combined Commitments may be terminated in accordance with the terms of this Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 2, 2006, by and among Quantum Corporation, Agate Acquisition Corp., and ADIC, pursuant to which ADIC, subject to certain conditions, will become the wholly-owned subsidiary of the Borrower.

“Merger Documents” means the Merger Agreement.

“Minimum Amount” means, with respect to each of the following actions, the minimum amount and any multiples in excess thereof set forth opposite such action:

Type of Action	Minimum Amount	Multiples in excess thereof
Borrowing or prepayment of, or Conversion into, Base Rate Loans	$1,000,000	$1,000,000

Borrowing, prepayment or Continuation of, or Conversion into, Offshore Rate Loans	$1,000,000	$1,000,000

Letter of Credit Action	$100,000	None

Reduction in Commitments	$5,000,000	$5,000,000

Assignments	$5,000,000	None

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

Quantum Corporation	Credit Agreement

“Net Asset Sales Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any direct costs incurred in connection with such Asset Sale, including (a) income, gains or transfer taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower or any of its Subsidiaries in connection with such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash (or Cash Equivalents) payments or proceeds received by Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, and (b) any costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income, gains or transfer taxes payable as a result of any gain recognized in connection therewith.

“Net Proceeds” means, with respect to any sale or issuance of any Equity Security or other security by any Person (including in the case of Borrower, any sale or issuance of any Subordinated Debt), the aggregate consideration received by such Person from such sale or issuance less the actual amount of fees and commissions payable to Persons other than such Person or any Affiliate of such Person.

“New Securities” has the meaning set forth in Section 7.10(a).

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibits C-1 and C-2, as the case may be (collectively, the “Notes”).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower and its Subsidiaries arising under any Loan Document and under any Secured Swap Contract (entered into with any Swap Contract Provider), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement of any proceeding under any Debtor Relief Laws by or against Borrower or any Subsidiary or Affiliate of Borrower.

“Offshore Rate” means for any Interest Period with respect to each Offshore Rate Loan comprising part of the same Borrowing, a rate per annum determined by Administrative Agent as the offered rate for Dollar deposits in the approximate amount of the requested Offshore Rate

Quantum Corporation	Credit Agreement

Loan and having a maturity comparable to such Interest Period, which rate appears (i) on the British Bankers’ Association internet web page (http://www.bba.org.uk/public/libor/), or via (ii) Reuters (BBALIBORS), Bloomberg, Moneyline Telerate (Page 3750) or any other information provider of the British Bankers’ Association daily Libor rates as of 11:00 A.M., London time, on the date (an “Interest Determination Date”) which is the second Business Day on which banks are open for interbank deposits in London prior to the commencement of such Interest Period. If, on the Interest Determination Date for such Interest Period, the Administrative Agent is unable to obtain any quotation as provided above, the Offshore Rate for the relevant Interest Period shall be the rate per annum that the Administrative Agent determines in good faith to be the arithmetic mean (rounded, if necessary, to the nearest sixth decimal place) of all the per annum rates of interest at which deposits in Dollars in an amount comparable to the requested Offshore Rate Loan in Dollars in respect of which the Offshore Rate is then being determined for a period comparable to such Interest Period are offered by the Administrative Agent to prime banks in the London interbank market at approximately 11:00 A.M., London time on such Interest Determination Date. The Administrative Agent shall provide to the Borrower, upon request, details as to the manner in which the Offshore Rate is calculated, but such calculation shall be conclusive and binding absent manifest error.

“Offshore Rate Loan” means a Loan made hereunder and specified to be an Offshore Rate Loan in accordance with Section 2.

“Ordinary Course Dispositions” means:

(a) Dispositions of surplus equipment or damaged, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions in the ordinary course of business;

(c) Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement property or where Borrower or its Subsidiary determine in good faith that the failure to replace such property will not be detrimental to the business of Borrower or such Subsidiary; provided that the fair market value of all assets not replaced shall not exceed $35,000,000 over the life of this Agreement;

(d) Dispositions of assets or property by any Subsidiary of Borrower to Borrower or another Subsidiary of Borrower, or by Borrower to any Subsidiary of Borrower; provided that if (i) a Default or Event of Default shall have occurred and be continuing or (ii) the Leverage Ratio is greater than 3.50:1.00 (based upon the Indebtedness existing as of the date of such Disposition and the Consolidated EBITDA reflected in the most recent Compliance Certificate delivered to Administrative Agent pursuant to Section 6.02), any Disposition under this clause (d) shall only be permitted in exchange for the fair market value of the property being disposed of; provided that this clause (d) shall not restrict (1) Ordinary Course Indebtedness referred to in clause (b) of the definition thereof, (2) Ordinary Course Investments referred to in clause (c) of the definition thereof and (3) Restricted Payments permitted pursuant to Sections 7.06(a)(ii) and 7.06(f);

Quantum Corporation	Credit Agreement

(e) Dispositions which constitute the making or liquidating of Permitted Investments, including, without limitation, in respect of any Swap Contract, provided that Borrower is in compliance with Section 6.16; and

(f) Dispositions which constitute the incurrence (but not the enforcement) of Permitted Liens;

provided, however, that, other than with respect to Dispositions of the types described in clauses (a) and (d) of this definition (except as otherwise expressly required pursuant to clause (d)), no such Disposition shall be for less than the fair market value of the property being disposed of.

“Ordinary Course Indebtedness” means:

(a) Indebtedness under the Loan Documents;

(b) Guaranty Obligations of Borrower or any of its Subsidiaries guarantying Indebtedness otherwise permitted hereunder of Borrower or any Subsidiary of Borrower;

(c) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds or from the endorsement of instruments for collection in the ordinary course of Borrower’s or any Subsidiary’s business;

(d) Permitted Swap Obligations;

(e) Indebtedness of Borrower or any of its Subsidiaries with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business; and

(f) Indebtedness with respect to cash deposited by customers to obtain the right to delivery of future goods or services; provided, however, that all such cash deposits are held in an account subject to a Deposit Account Control Agreement.

“Ordinary Course Investments” means Investments consisting of:

(a) Investments in other assets properly classified as “marketable securities” or “Cash” or “Cash Equivalents”, and which conform to the investment policies adopted by the Board of Directors of Borrower from time to time;

(b) advances to officers, directors and employees of Borrower and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments of Borrower in any of its Subsidiaries and Investments of any Subsidiary of Borrower in Borrower or another Subsidiary of Borrower; provided that (i)

Quantum Corporation	Credit Agreement

if at the time Borrower or any such Subsidiary proposes to make such Investment the Leverage Ratio is greater than 3.50:1.00 (based upon the most recent Compliance Certificate delivered to Administrative Agent pursuant to Section 6.02), no such Investment by Borrower or any Guarantor in any Subsidiary which is not a Guarantor may be made if the aggregate amount of Investments in Subsidiaries which are not Guarantors, after giving pro forma effect to the making of such Investment, would exceed $15,000,000 and (ii) if a Default or Event of Default has occurred and be continuing, Investments under this clause (c) shall only be permitted in Subsidiaries that are Guarantors; provided, further, that notwithstanding the foregoing proviso, Borrower or any of its Subsidiaries may make Investments in Quantum Storage Solutions (M) Sdn. Bhd. in an amount not to exceed (x) $5,000,000 in any fiscal quarter and (y) $30,000,000 in the aggregate;

(d) extensions of credit to customers or suppliers of Borrower and its Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

(e) Guaranty Obligations permitted by Section 7.01.

(f) Investments received by Borrower or any of its Subsidiaries as distributions on claims in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(g) Investments of any Subsidiary existing at the time it becomes a Subsidiary of Borrower, provided that such Investments were not made in anticipation of such Person becoming a Subsidiary of Borrower; and

(h) Investments consisting of loans to employees, the proceeds of which shall be used to purchase Equity Securities of Borrower or its Subsidiaries and other loans to employees in an aggregate amount not in excess of $1,000,000 at any time outstanding.

“Ordinary Course Liens” means:

(a) Liens pursuant to any Loan Document;

(b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation;

Quantum Corporation	Credit Agreement

(e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Person;

(g) attachment, judgment or other similar Liens arising in connection with litigation or other legal proceedings (and not otherwise constituting an Event of Default hereunder) in the ordinary course of business that is currently being contested in good faith by appropriate proceedings, adequate reserves have been set aside therefor, and no material property is subject to a material risk of loss or forfeiture;

(h) during any period when no Default or Event of Default has occurred and is continuing, Liens on the property or assets of any Subsidiary of Borrower in favor of Borrower or any other Subsidiary of Borrower; provided that if, at the time a Guarantor proposes to create such Liens in favor of any Subsidiary which is not a Guarantor, the Leverage Ratio is greater than 3.50:1.00 (based upon the Indebtedness existing as of such date and the Consolidated EBITDA reflected in the most recent Compliance Certificate delivered to Administrative Agent pursuant to Section 6.02), no such Lien may be created if the aggregate amount of Indebtedness of Guarantors to Subsidiaries which are not Guarantors, after giving pro forma effect thereto, would exceed $15,000,000;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties and in connection with the importation of goods in the ordinary course of Borrower’s and its Subsidiaries’ businesses;

(j) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended by Borrower or any Subsidiary to provide collateral to the depository institution;

(k) Liens on insurance proceeds in favor of insurance companies with respect to the financing of insurance premiums; and

(l) purported Liens evidenced by the filing of UCC precautionary financing statements relating to operating leases entered into in the ordinary course of business and not otherwise prohibited under this Agreement.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership or joint venture agreement and any

Quantum Corporation	Credit Agreement

agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Outstanding Obligations” means, as of any date, and giving effect to making any Extensions of Credit requested on such date and all payments, repayments and prepayments made on such date, (a) when reference is made to all Lenders, the sum of (i) the aggregate outstanding principal amount of all Loans, and (ii) all Letter of Credit Usage, and (b) when reference is made to one Lender, the sum of (i) the aggregate outstanding principal amount of all Loans made by such Lender, and (ii) such Lender’s ratable risk participation in all Letter of Credit Usage.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisitions” means (1) the Related Transactions, and (2) any other Acquisitions which meet the following criteria:

(a) (1) the Borrower shall have demonstrated (by delivery of a pro forma compliance certificate satisfactory to the Administrative Agent) that immediately before and after giving effect to such Acquisition on a pro forma basis, Borrower and Subsidiaries will be in compliance with the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end with respect to which the Administrative Agent has received a Compliance Certificate, (2) the Acquisition is not in the nature of a hostile takeover, and (3) after giving effect to the Acquisition, there would be no breach under Section 7.08; and

(b) any Acquisition does not exceed (1) if the Leverage Ratio is less than 3.00 to 1.00, $20,000,000, otherwise $10,000,000 in cash consideration net of cost and fees paid to or deducted on behalf of third parties in connection with acquisitions, and (2) if the Leverage Ratio is less than 3.00 to 1.00, $75,000,000, otherwise $50,000,000 in total consideration including cash; and

(c) aggregate Acquisitions in any period of four consecutive fiscal quarters do not exceed (1) if the Leverage Ratio is less than 3.00 to 1.00, $30,000,000, otherwise $20,000,000 in cash consideration net of cost and fees paid to or deducted on behalf of third parties in connection with acquisitions, and (2) if the Leverage Ratio is less than 3.00 to 1.00, $100,000,000, otherwise $75,000,000 in total consideration including cash.

“Permitted Exceptions” means with respect to the property subject to any Material Lease as to which Lender is granted a security interest in accordance with Section 6.12: (a) Liens

Quantum Corporation	Credit Agreement

arising by operation of law, materialmen’s, mechanics’, workers’, repairmen’s, employees’, carriers’, warehousemen’s and other like Liens in connection with any improvements or arising in the ordinary course of business for amounts that either are not more than thirty (30) days past due or are being diligently contested in good faith by appropriate proceedings and that have been bonded for not less than the full amount in dispute (or as to which other security arrangements satisfactory to the Administrative Agent have been made), which bonding (or arrangements) shall comply with applicable requirements of Laws, and has effectively stayed any execution or enforcement of such Liens; (b) Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards; (c) all encumbrances, exceptions, restrictions, easements, rights of way, servitudes, encroachments and irregularities in title, other than Liens which, in the reasonable assessment of the Administrative Agent, do not materially impair the value of the real property security or the use of such real property security for its intended purpose; (d) a Lien consisting of a deposit or pledge made, in the ordinary course of business, in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance or similar legislation; and (e) Permitted Liens.

“Permitted Indebtedness” has the meaning specified in Section 7.01.

“Permitted Investments” has the meaning specified in Section 7.05.

“Permitted Liens” has the meaning specified in Section 7.02.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of Borrower or any of its Subsidiaries existing or arising under Swap Contracts, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view.”

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, or Governmental Authority.

“Plan” means any employee benefit plan maintained or contributed to by Borrower or by any trade or business (whether or not incorporated) under common control with Borrower as defined in Section 4001(b) of ERISA and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

“Pro Rata Share” means:

(a) with respect to a Lender’s obligation to make Revolving Loans, participate in Letters of Credit, reimburse the Issuing Lender, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolving Commitment being terminated or reduced to zero, the percentage obtained by dividing (i)

Quantum Corporation	Credit Agreement

such Lender’s Revolving Commitment, by (ii) the aggregate Revolving Commitment of all Lenders and (y) from and after the time the Revolving Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings by (ii) the aggregate unpaid principal amount of all Revolving Outstandings;

(b) with respect to a Lender’s obligation to make a Term Loan and receive payments of principal, interest, fees, costs and expenses with respect thereto, (x) prior to the making of the Term Loans, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment, by (ii) the aggregate amount of all Lenders’ Term Loan Commitments, and (y) from and after the making of the Term Loans, the percentage obtained by dividing (i) the principal amount of such Lender’s Term Loan by (ii) the principal amount of all Term Loans of all Lenders; and

(c) with respect to all other matters as to a particular Lender, (x) during any period when Revolving Commitments have not been terminated or Revolving Outstandings or the Term Loans have not been Finally Paid, the percentage obtained by dividing (i) such Lender’s Revolving Commitment plus the aggregate outstanding principal amount of Term Loans held by such Lender, by (ii) the aggregate amount of Revolving Commitment of all Lenders plus the aggregate outstanding principal amount of Term Loans; provided that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (A) the principal amount of such Lender’s Revolving Outstandings plus the unpaid principal amount of such Lender’s Term Loan by (B) the principal amount of all outstanding Revolving Outstandings plus the unpaid outstanding principal amount of all Term Loans of all Lenders.

“PT” means Pacific Time.

“Register” has the meaning specified in Section 10.04(d).

“Related Transactions” means the transactions contemplated by the Merger Document(s).

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4062(e) of ERISA.

“Request for Extension of Credit” means, unless otherwise specified herein, (a) with respect to a Borrowing, Conversion or Continuation of Loans, a written request substantially in the form of Exhibit A, and (b) with respect to a Letter of Credit Action, a Letter of Credit Application; in each case duly completed and signed by a Responsible Officer of Borrower and delivered by Requisite Notice.

“Requisite Lenders” shall mean (a) with respect to matters relating to Revolving Lenders, Revolving Lenders holding or being responsible for 51% or more of the sum of all Revolving Outstandings and all unutilized Revolving Commitments to make Advances, (b) with respect to matters relating to Term Lenders, Term Lenders holding or being responsible for 51%

Quantum Corporation	Credit Agreement

or more of the sum of all outstanding Term Loans, and (c) with respect to all other matters, Lenders holding or being responsible for 51% or more of all outstanding Loans and unutilized Commitments.

“Requisite Notice” means, unless otherwise provided herein, (a) irrevocable written notice to the intended recipient or (b) except with respect to Letter of Credit Actions (which must be in writing), irrevocable telephonic notice to the intended recipient, promptly followed by a written notice to such recipient. Such notices shall be (i) delivered to such recipient at the address or telephone number specified on Schedule 10.02 or as otherwise designated by such recipient by Requisite Notice to Administrative Agent, and (ii) if made by Borrower, given or made by a Responsible Officer of Borrower. Any written notice delivered in connection with any Loan Document shall be in the form, if any, prescribed herein or therein. Any notice sent by other than hardcopy shall be promptly confirmed by a telephone call to the recipient and, if requested by Administrative Agent, by a manually-signed hardcopy thereof.

“Requisite Time” means, with respect to any of the actions listed below, the time and date set forth below opposite such action:

Type of Action	Applicable Time	Date of Action

Delivery of Request for Extension of Credit for, or notice for:

Borrowing or prepayment of, or Conversion into, Base Rate Loans	8:00 a.m. PT	Same date as such Borrowing, prepayment or Conversion

Borrowing, prepayment or Continuation of, or Conversion into, Offshore Rate Loans	9:00 a.m. PT	3 Business Days prior to such Borrowing, prepayment Continuation or Conversion

Letter of Credit Action	10:00 a.m. PT	2 Business Days prior to such action (or such lesser time which is acceptable to Issuing Lender)

Voluntary reduction in or termination of Commitments	10:00 a.m. PT	3 Business Days prior to such reduction or termination

Payments by Lenders or Borrower to Administrative Agent	11:00 a.m. PT	On date payment is due

“Responsible Officer” means the president, the chief financial officer, any vice president, the treasurer or the assistant treasurer of Borrower. Any document or certificate hereunder that is

Quantum Corporation	Credit Agreement

signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Restricted Payment” means:

(a) the declaration or payment of any dividend or distribution by Borrower or any Subsidiary, either in cash, securities or other property, on any shares of Equity Securities of any class of Borrower or any Subsidiary, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Securities; and

(b) any other payment or distribution by Borrower or any Subsidiary in respect of its Equity Securities, either directly or indirectly.

“Revolving Commitment” means, in the aggregate $150,000,000, as reduced from time to time pursuant to Section 2.05, and, with respect to any Revolving Lender, such Revolving Lender’s Pro Rata Share of such amounts as set forth on Schedule 2.01 attached hereto and, in all cases, subject to the restrictions on use of funds set forth in Sections 2.04(b)(ii) and 2.04(b)(iii).

“Revolving Lender” means any Lender with a Revolving Commitment.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Loan Availability” means, at any time, the remainder of (a) the aggregate Revolving Commitments at such time minus (b) the aggregate Revolving Outstandings at such time.

“Revolving Outstandings” means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the aggregate amount of all Letter of Credit Usage.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Second Lien Administrative Agent” shall mean KeyBank, in its capacity as Administrative Agent under the Second Lien Loan Agreement, together with its successors and assigns.

“Second Lien Credit Documents” shall have the meaning assigned to the term “Loan Documents” in the Second Lien Credit Agreement as in effect on the Closing Date.

“Second Lien Lenders” shall have the meaning assigned to the term “Lenders” in the Second Lien Credit Agreement.

Quantum Corporation	Credit Agreement

“Second Lien Loan Agreement” means the Term Loan Agreement dated as of August 22, 2006, among the Borrower, the Second Lien Administrative Agent and the Second Lien Lenders as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Secured Swap Contract” means any Swap Contract between Borrower or any of its Subsidiaries and any Swap Contract Provider that is permitted by Section 7.01(c), as amended, modified, supplemented, extended or restated from time to time.

“Securities Account Control Agreements” means the respective Securities Account Control Agreements entered into among Borrower, as customer, Control Agent (for the benefit of the Administrative Agent (for the benefit of the Lenders) and the Second Lien Agent (for the benefit of the Second Lien Lenders)), as secured party, and the following, as account holders: Lehman Brothers, Money Market One, Merrill Lynch, Salomon Smith Barney, Blackrock Provident, Nations Trust Bank, Scudder, AMR Investments and any other account holders with whom Borrower maintains securities accounts from time to time.

“Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans.

“Security Documents” means the each Deed of Trust, if any, General Security Agreement, the Intellectual Property Security Agreement, the Stock Pledge Agreement, the Deposit Account Control Agreements, the Securities Account Control Agreements and each Guaranty and any other security agreements executed in connection with this Agreement which recite that they secure the Obligations.

“Senior Indebtedness” means, with respect to any Person at any time, all Indebtedness of such Person other than Subordinated Debt.

“Senior Leverage Ratio” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Senior Indebtedness (other than Indebtedness under clause (c) of the definition thereof) as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on, or ending most recently prior to, such date.

“Senior Officer” means, with respect to Borrower and any Subsidiary, any chief executive officer, the chief financial officer, the chief operating officer or the treasurer of Borrower or such Subsidiary.

“Shareholders’ Equity” means, as of any date of determination for Borrower and its Subsidiaries on a consolidated basis, shareholders’ equity as of that date determined in accordance with GAAP.

“Solvent” means, as to any Person at any time, that (i) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such

Quantum Corporation	Credit Agreement

Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Stock Pledge Agreement” means that certain Security and Pledge Agreement, substantially in the form of Exhibit H, dated as of the date hereof, between Borrower, as Debtor, and Administrative Agent (for the account of each Lender in accordance with it Pro Rata Share), as Lender, securing the Obligations of Borrower, as the same may be amended from time to time.

“Subordinated Debt” means the Convertible Subordinated Notes and any other subordinated debt permitted by Section 7.01.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement (any such master agreement, together with any related schedules, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Contract Provider” means any Person that enters into a Secured Swap Contract with the Borrower or any of its Subsidiaries so long as such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Secured Swap Contract but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement.

Quantum Corporation	Credit Agreement

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

“Synthetic Lease Obligations” means all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as secured debt of such Person.

“Taxes” has the meaning specified in Section 3.1(a).

“Term Lender” means any Lender with a Term Loan Commitment.

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Commitment” means, in the aggregate, $225,000,000 and, with respect to any Term Lender, such Term Lender’s Pro Rata Share of such amounts as set forth on Schedule 2.01 attached hereto.

“Threshold Amount” means $10,000,000.

“Total Commitments” means an amount equal to the aggregate amount of all Commitments (i.e., initially $375,000,000), as the same may decrease pursuant to Section 2.05.

“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by such Person (or, (i) in the case of Borrower, known by any Responsible Officer or executive officer of Borrower, or, (ii) in the case of any other Person other than a natural Person, known by any officer of such Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by such Person (or, (i) in the case of Borrower, would have been known by any Responsible Officer or executive officer of Borrower, or, (ii) in the case of any other Person other than a natural Person, would have been known by any executive officer of such Person).

“type” of Loan means (a) a Base Rate Loan and (b) an Offshore Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Quantum Corporation	Credit Agreement

“USA Patriot Act” means United States Public Law 107-56, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001), as amended from time to time and the rules and regulations promulgated thereunder from time to time in effect.

“Voluntary Redemption Event” means, in respect of any Indebtedness consisting of bonds, debentures, senior or subordinated notes or other debt securities, any redemption, prepayment or call for redemption or prepayment of any or all of such Indebtedness at the election of the issuer and not in connection with any breach by such issuer of any term or covenant contained in any instrument, indenture or agreement evidencing such Indebtedness.

1.02. Use of Certain Terms.

(a) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

(b) As used herein, unless the context requires otherwise, the masculine, feminine and neuter genders and the singular and plural include one another.

(c) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to the Loan Documents as a whole and not to any particular provision thereof. The term “including” is by way of example and not limitation. References herein to a Section, subsection or clause shall, unless the context otherwise requires, refer to the appropriate Section, subsection or clause in this Agreement.

(d) The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive.

1.03. Accounting Terms. All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, and applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

1.04. Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.05. Exhibits and Schedules. All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.

Quantum Corporation	Credit Agreement

1.06. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall include all amendments, restatements, extensions, supplements and other modifications thereto (unless prohibited by any Loan Document), and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 2

THE COMMITMENTS AND EXTENSIONS OF CREDIT

2.01. Loans; Maximum Amounts. Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make Loans to (and to issue or participate in Letters of Credit for the account of) the Borrower as follows:

(a) Revolving Loans. Each Revolving Lender severally agrees to make, Convert and Continue loans on a revolving basis (“Revolving Loans”) in Dollars from time to time until the Maturity Date in such Revolving Lender’s Pro Rata Share of such aggregate amounts as Borrower may from time to time request from all such Revolving Lenders; provided, however, that (i) the Revolving Outstandings of all Revolving Lenders shall not exceed at any time the combined Revolving Commitments, as the same may be from time to time adjusted in accordance with this Agreement; and (ii) the Revolving Outstandings of each Revolving Lender shall not at any time exceed such Revolving Lender’s Revolving Commitment, as the same may be from time to time adjusted in accordance with this Agreement. The amount of the combined Revolving Commitments initially totals $150,000,000. The Revolving Loans are a revolving credit and, subject to the terms and conditions hereof, Borrower may borrow, Convert, Continue, prepay and reborrow Revolving Loans as set forth herein without premium or penalty.

(b) Term Loan. Subject to the terms and conditions set forth in this Agreement, each Term Lender severally agrees to make a loan to the Borrower (the “Term Loan”) in Dollars on the Closing Date in such Term Lender’s Pro Rata Share of the Term Loan Commitment. The Term Loan Commitment shall expire concurrently with the making of the Term Loan on the Closing Date. Once prepaid or repaid, the Term Loan may not be reborrowed. The Term Loan may only be incurred and, for a period of fourteen (14) days after the Closing Date, maintained as a Base Rate Loan. Thereafter, the Term Loan may, except as set forth herein, at the option of the Borrower, be maintained as, or converted into, a Loan that is a Base Rate Loan or an Offshore Rate Loan. The Term Loan shall be repaid in accordance with Section 2.04 and Section 2.06.

(c) Letters of Credit. Subject to Section 2.03, the Issuing Lender agrees to issue Letters of Credit, in each case containing such terms and conditions as are permitted by this Agreement (each, a “Letter of Credit”), at the request of and for the account of the Borrower from time to time before the Letter of Credit Expiration Date, and, as more fully set forth in Section 2.03, each Revolving Lender agrees to purchase a participation in each such Letter of Credit.

(d) Notes. Loans made by each Lender shall, at the request of any Lender, be evidenced by one or more Notes. The date, amount and maturity of each Lender’s Loans and

Quantum Corporation	Credit Agreement

payments and other particulars with respect thereto may be endorsed on schedule(s) attached to its Note by each Lender and/or recorded on one or more loan accounts or records maintained by such Lender in the ordinary course of business. Such Notes, loan accounts and records shall be conclusive absent manifest error of the amount of such Loans and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.

2.02. Borrowings, Conversions and Continuations of Loans.

(a) Borrower may irrevocably request a Borrowing, Conversion or Continuation of any Loan in a Minimum Amount therefor by delivering a Request for Extension of Credit therefor by Requisite Notice to Administrative Agent not later than the Requisite Time therefor. All Borrowings, Conversions and Continuations of Loans shall constitute Base Rate Loans unless properly and timely otherwise designated as set forth in the prior sentence.

(b) Following receipt of a Request for Extension of Credit, Administrative Agent shall promptly notify each Lender of its Pro Rata Share thereof by Requisite Notice. In the case of a Borrowing of Loans, each Lender shall make the funds for its Loan available to Administrative Agent at Administrative Agent’s Office not later than the Requisite Time therefor on the Business Day specified in such Request for Extension of Credit. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if the initial Extension of Credit hereunder, Section 4.01), all funds so received shall be made available to Borrower in Dollars. Administrative Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Loan other than a Base Rate Loan upon determination of same.

(c) Except as otherwise provided herein, an Offshore Rate Loan may be Continued or Converted only on the last day of the Interest Period for such Offshore Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, Converted into or Continued as Offshore Rate Loans without the consent of Requisite Lenders, and Requisite Lenders may demand that any or all of the then outstanding Offshore Rate Loans be Converted immediately into Base Rate Loans.

(d) If a Loan is to be made on the same date that another Loan is due and payable, Borrower or Lenders, as the case may be, shall, unless Administrative Agent otherwise requests, make available to Administrative Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

(e) The failure of any Lender to make any Loan on any date shall not relieve any other Lender of any obligation to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan.

2.03. Letters of Credit.

(a) Letter of Credit Sublimit. Subject to the terms and conditions set forth in this Agreement, until the Letter of Credit Expiration Date, Issuing Lender shall take such Letter of Credit Actions as Borrower may from time to time request; provided, however, that (i) the Revolving Outstandings of each Revolving Lender shall not at any time exceed such

Quantum Corporation	Credit Agreement

Revolving Lender’s Revolving Commitment; (ii) the Revolving Outstandings of all Revolving Lenders shall not at any time exceed the combined Revolving Commitments; and (iii) Letter of Credit Usage shall not at any time exceed the Letter of Credit Sublimit. Subject to subsection (g) below and unless consented to by Issuing Lender and Requisite Lenders, no Letter of Credit may expire more than 12 months after the date of its issuance or last renewal. No Letter of Credit shall expire after the Letter of Credit Expiration Date except that, at the option of Administrative Agent, Letters of Credit securing Borrower’s obligations pursuant to workers’ compensation claims may have an expiration date not to exceed six (6) months after the Letter of Credit Expiration Date provided that (A) the aggregate face amount of such Letters of Credit shall not exceed $2,000,000; and (B) from and after the Letter of Credit Expiration Date, the Letter of Credit Usage under such Letters of Credit shall be fully secured by cash collateral in an amount equal to such Letter of Credit Usage deposited in a Letter of Credit Cash Collateral Account.

(b) Letter of Credit Actions. Subject to the terms and conditions set forth in this Agreement, until the Letter of Credit Expiration Date, Issuing Lender shall take such Letter of Credit Actions as Borrower may from time to time request. Subject to subsection (g) below (and the last sentence of subsection (a) above) and unless consented to by Issuing Lender and Requisite Lenders, no Letter of Credit may expire more than twelve (12) months after the date of its issuance or last renewal; provided, however, that no Letter of Credit shall expire after the Letter of Credit Expiration Date (except as set forth on the last sentence of subsection (a) above).

(c) Requesting Letter of Credit Actions. Borrower may irrevocably request a Letter of Credit Action in a Minimum Amount therefor by delivering a Letter of Credit Application therefor to Issuing Lender, with a copy to Administrative Agent (who shall notify all Revolving Lenders), by Requisite Notice not later than the Requisite Time therefor. Each Letter of Credit Action shall be in a form acceptable to Issuing Lender in its sole discretion. Unless Administrative Agent notifies Issuing Lender that such Letter of Credit Action is not permitted hereunder, or Issuing Lender notifies Administrative Agent that it has determined that such Letter of Credit Action is contrary to any Laws or policies of Issuing Lender, Issuing Lender shall, upon satisfaction of the applicable conditions set forth in Section 4.02 with respect to any Letter of Credit Action constituting an Extension of Credit, effect such Letter of Credit Action. This Agreement shall control in the event of any conflict with any Letter of Credit Application. Upon the issuance of a Letter of Credit, each Revolving Lender shall be deemed to have purchased from Issuing Lender a risk participation therein in an amount equal to such Revolving Lender’s Pro Rata Share times the amount of such Letter of Credit.

(d) Reimbursement of Payments Under Letters of Credit. Borrower shall reimburse Issuing Lender through Administrative Agent for any payment that Issuing Lender makes under a Letter of Credit on or before the date of such payment; provided, however, that if the conditions precedent set forth in Section 4.02 can be satisfied, Borrower may request a Borrowing of a Revolving Loan to reimburse Issuing Lender for such payment pursuant to Section 2.02, or, failing to make such request, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans on such payment date pursuant to subsection (e) below.

(e) Funding by Lenders When Issuing Lender Not Reimbursed. Upon any drawing under a Letter of Credit, Issuing Lender shall notify Administrative Agent and Borrower. If Borrower fails to timely make the payment required pursuant to subsection (c)

Quantum Corporation	Credit Agreement

above, Issuing Lender shall notify Administrative Agent of such fact and the amount of such unreimbursed payment. Administrative Agent shall promptly notify each Revolving Lender of its Pro Rata Share of such amount by Requisite Notice. Each Revolving Lender shall make funds in an amount equal its Pro Rata Share of such amount available to Administrative Agent at Administrative Agent’s Office not later than the Requisite Time therefor on the Business Day specified by Administrative Agent, Administrative Agent shall remit the funds so received to Issuing Lender. The obligation of each Revolving Lender to so reimburse Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default or Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse Issuing Lender for the amount of any payment made by Issuing Lender under any Letter of Credit, together with interest as provided herein.

(f) Nature of Revolving Lenders’ Funding. If the conditions precedent set forth in Section 4.02 can be satisfied (except for the giving of a Request for Extension of Credit) on any date Borrower is obligated to, but fails to, reimburse Issuing Lender for a drawing under a Letter of Credit, the funding by Revolving Lenders pursuant to the previous subsection shall be deemed to be a Borrowing of Base Rate Loans (without regard to the Minimum Amount therefor) deemed requested by Borrower. If the conditions precedent set forth in Section 4.02 cannot be satisfied on the date Borrower is obligated to, but fails to, reimburse Issuing Lender for a drawing under a Letter of Credit, the funding by Revolving Lenders pursuant to the previous subsection shall be deemed to be a funding by each Revolving Lender of its risk participation in such Letter of Credit, and each Revolving Lender making such funding shall thereupon acquire a pro rata participation, to the extent of its reimbursement, in the claim of Issuing Lender against Borrower in respect of such payment and shall share, in accordance with that pro rata participation, in any payment made by Borrower with respect to such claim. Any amounts made available by a Revolving Lender under its risk participation shall be payable by Borrower upon demand of Administrative Agent, and shall bear interest at a rate per annum equal to the Default Rate.

(g) Obligations Absolute. The obligation of Borrower to pay to Issuing Lender the amount of any payment made by Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, Borrower’s obligation shall not be affected by any of the following circumstances:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) any amendment or waiver of or any consent to departure from such Letter of Credit, this Agreement, or any other agreement or instrument relating hereto or thereto;

(iii) the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against Issuing Lender, Administrative Agent or any Lender, any beneficiary of such Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

Quantum Corporation	Credit Agreement

(iv) any demand, statement, or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

(v) any payment made by Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Laws;

(vi) the existence, character, quality, quantity, condition, packing, value or delivery of any property purported to be represented by documents presented in connection with such Letter of Credit or for any difference between any such property and the character, quality, quantity, condition, or value of such property as described in such documents;

(vii) the time, place, manner, order or contents of shipments or deliveries of property as described in documents presented in connection with such Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii) the solvency or financial responsibility of any party issuing any documents in connection with such Letter of Credit;

(ix) any failure or delay in notice of shipments or arrival of any property;

(x) any error in the transmission of any message relating to such Letter of Credit not caused by Issuing Lender, or any delay or interruption in any such message;

(xi) any error, neglect or default of any correspondent of Issuing Lender in connection with such Letter of Credit;

(xii) any consequence arising from acts of God, wars, insurrections, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of Issuing Lender;

(xiii) so long as Issuing Lender in good faith determines that the document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to Issuing Lender in connection with such Letter of Credit; and

(xiv) any other circumstances whatsoever where Issuing Lender has acted in good faith.

Quantum Corporation	Credit Agreement

In addition, Borrower will promptly examine a copy of each Letter of Credit and amendments thereto delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify Issuing Lender in writing. Borrower shall be conclusively deemed to have waived any such claim against Issuing Lender and its correspondents unless such notice is given as aforesaid.

(h) Role of Issuing Lender. Each Revolving Lender and Borrower agree that, in paying any drawing under a Letter of Credit, Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Administrative Agent-Related Person, nor the Issuing Lender, nor any of the respective correspondents, participants or assignees of Issuing Lender shall be liable to any Lender for any action taken or omitted in connection herewith at the request or with the approval of Revolving Lenders or Requisite Lenders, as applicable; any action taken or omitted in the absence of gross negligence or willful misconduct; or the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Administrative Agent-Related Person, nor Issuing Lender, nor any of the respective correspondents, participants or assignees of Issuing Lender, shall be liable or responsible for any of the matters described in subsection (g) above. In furtherance and not in limitation of the foregoing, Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(i) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by Issuing Lender and Borrower when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by Issuing Lender, its correspondents, and beneficiaries will be governed by, with respect to commercial letters of credit, the UCP or such later revision as may be published by the International Chamber of Commerce (the “ICC”) and with respect to standby Letters of Credit, the rules of the “International Standby Practices 1998” (ISP98) or such later revision as may be published by the ICC.

(j) Letter of Credit Fee. On each Applicable Payment Date, Borrower shall pay to Administrative Agent in arrears, for the account of each Revolving Lender in accordance with its Pro Rata Share, a Letter of Credit fee equal to the Applicable Margin for Offshore Rate Loans (that are Revolving Loans) on a per annum basis times the actual daily maximum amount available to be drawn under each Letter of Credit for the period since the later of the Closing Date and the previous Applicable Payment Date. If there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

Quantum Corporation	Credit Agreement

(k) Fronting Fee and Documentary and Processing Charges Payable to Issuing Lender. On each Applicable Payment Date, Borrower shall pay to Administrative Agent for the sole account of Issuing Lender a fronting fee in an amount equal to 0.125% per annum on the daily average face amount of all outstanding Letters of Credit, payable in arrears. In addition, Borrower shall pay directly to Issuing Lender, upon demand, for its sole account its customary documentary and processing charges in accordance with its standard schedule, as from time to time in effect, for any Letter of Credit Action or other occurrence relating to a Letter of Credit for which such charges are customarily made. Such fees and charges are nonrefundable.

(l) Outstanding Letters of Credit. Immediately prior to the Closing Date, the Letters of Credit listed on Schedule 2.03(l) issued under the Amended and Restated Credit Agreement dated as of October 26, 2005, among Borrower, the lenders party thereto and KeyBank National Association, as Administrative Agent, are and shall remain outstanding under this Agreement.

2.04. Prepayments.

(a) Voluntary. Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Loans in part in the Minimum Amount therefor or in full without premium or penalty other than as otherwise provided in this clause (a). Administrative Agent will promptly notify each Lender thereof and of such Lender’s Pro Rata Share of such prepayment. Any prepayment of any Loan shall be accompanied by all accrued interest thereon, and, in the case of any Offshore Loan, the amounts forth in Section 3.05; provided, however, that with respect to any voluntary prepayment of the Term Loan occurring anytime prior to the one (1) year anniversary of the Closing Date, Borrower shall pay an additional amount equal to 1.0% of the principal amount of the Term Loan then being prepaid. All voluntary prepayments of the Term Loan shall be applied pro rata to the then remaining scheduled payments of principal due under the Term Loan (including, without limitation, the payment due on the maturity thereof). Borrower shall specify in its notice to the Administrative Agent whether such prepayment is to be applied to Revolving Loans or the Term Loan or both. If Borrower does not specify the application of such prepayment then the Administrative Agent shall apply the same pro rata in accordance with each Lender’s Pro Rata Share first to the Revolving Loans and then to the Term Loans.

(b) Mandatory. In addition to the payments required by Section 2.06(b) hereof, Borrower shall (subject to Section 2.04(c) below) make mandatory prepayments of Loans as set forth below. Subject to Section 2.04(c) below, all such prepayments required under Sections 2.04(b)(ii) through (vi) shall be applied first, pro rata to the remaining scheduled payments of principal due under the Term Loan (including, without limitation, the payment due on the maturity thereof) and second, to the outstanding principal amount of the Revolving Loans. To the extent any amounts remain after such application to the Term Loans and the Revolving Loans, other than any amounts remaining as a result of one or more Term Lenders declining prepayment pursuant to Section 2.04(c), may be retained by Borrower.

(i) Exceeding Commitment. If for any reason the Revolving Outstandings exceed the combined Revolving Commitments as in effect or as reduced

Quantum Corporation	Credit Agreement

because of any limitation set forth in this Agreement or otherwise, Borrower shall immediately prepay Revolving Loans in an aggregate amount equal to such excess. Any prepayment of an Offshore Rate Loan shall be accompanied by all accrued interest thereon, together with the amounts set forth in Section 3.05.

(ii) Asset Sales. No later than the fifth Business Day following the date of receipt by Borrower or any of its domestic Subsidiaries of any Net Asset Sale Proceeds (or on the 271st day if the first proviso hereto applies), Borrower shall prepay, subject to the provisions of Section 2.04(c) below, the Term Loans in an aggregate amount equal to such Net Asset Sale Proceeds; provided that, so long as no Event of Default shall have occurred and be continuing, Borrower need not so apply such Net Asset Sale Proceeds so long as Borrower or one or more of its Subsidiaries invests such Net Asset Sale Proceeds within two hundred seventy (270) days of receipt thereof in assets of the general type used in the business of Borrower and its Subsidiaries (including acquisitions of assets by way of stock purchase, merger or acquisition of assets of a company or business unit in compliance with Section 7.08); provided, further, pending any such investment all such Net Asset Sale Proceeds shall be (x) applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments but subject to a portion of such Revolving Commitments in an amount equal to such Net Asset Sale Proceeds being reserved and only available for (A) investment thereof in the replacement assets anticipated in this Section 2.04(b)(ii) or (B) after the 271st day of receipt thereof, prepayment of Loans as required hereunder (in which case the requirements of Section 4.02(b) shall not apply with respect to such amount)) on the last day of the current Interest Period(s) thereof, or (y) invested in Cash or Cash Equivalents and deposited in a segregated account of Borrower and held therein until such time as such Net Asset Sale Proceeds are applied in payment of such investment. Any prepayment of an Offshore Rate Loan shall be accompanied by all accrued interest thereon, together with the amounts set forth in Section 3.05.

(iii) Insurance/Condemnation Proceeds. No later than the fifth Business Day following the date of receipt by Borrower or any of its Subsidiaries (or on the 271st day if the first proviso hereto applies), or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds in excess of $3,000,000 received in any fiscal year through the applicable date of determination, Borrower shall prepay, subject to the provisions of Section 2.04(c) below, the Term Loan in an aggregate amount equal to such Net Insurance/Condemnation Proceeds in excess of $3,000,000; provided so long as no Event of Default shall have occurred and be continuing, Borrower need not so apply such Net Insurance/Condemnation Proceeds so long as Borrower or one or more of its Subsidiaries invests such Net Insurance/Condemnation Proceeds within two hundred seventy (270) days of receipt thereof in assets of the general type used in the business of Borrower and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided, further, pending any such investment all such Net Insurance/Condemnation Proceeds, as the case may be, shall be (x) applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments but subject to a portion of such Revolving Commitments in an amount equal to such Net Insurance/Condemnation Proceeds being reserved and only available for (A) investment thereof in the replacement assets anticipated in this Section

Quantum Corporation	Credit Agreement

2.04(b)(iii) or (B) after the 271st day of receipt thereof, prepayment of Loans as required hereunder (in which case the requirements of Section 4.02(b) shall not apply with respect to such amount)) on the last day of the current Interest Period(s) thereof, or (y) invested in Cash or Cash Equivalents and deposited in a segregated account of Borrower and held therein until such time as such Net Asset Sale Proceeds are applied in payment of such investment. Any prepayment of an Offshore Rate Loan shall be accompanied by all accrued interest thereon, together with the amounts set forth in Section 3.05.

(iv) Issuance of Debt. On the date of receipt by Borrower or any of its domestic Subsidiaries of any Cash proceeds from incurrence of any Indebtedness of Borrower or any of its domestic Material Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 7.01(a) through (j) inclusive), Borrower shall prepay, subject to the provisions of Section 2.04(c) below, the Term Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other costs and expenses associated therewith, including legal fees and expenses. Any prepayment of an Offshore Rate Loan shall be accompanied by all accrued interest thereon, together with the amounts set forth in Section 3.05.

(v) Issuance of Equity Securities. On the date of receipt by Borrower or any of its domestic Subsidiaries of any Cash proceeds from a capital contribution to, or the issuance of any Equity Securities of, Borrower or any of its domestic Subsidiaries (other than a capital contribution received by a domestic Subsidiary from Borrower or another domestic Subsidiary or issuance of Equity Securities of a domestic Subsidiary to Borrower or another domestic Subsidiary which is the parent of such domestic Subsidiary), Borrower shall prepay, subject to the provisions of Section 2.04(c) below, the Term Loans in an aggregate amount equal to 50% of such proceeds, net of underwriting discounts and commissions and other costs and expenses associated therewith, including legal fees and expenses. Any prepayment of an Offshore Rate Loan shall be accompanied by all accrued interest thereon, together with the amounts set forth in Section 3.05.

(vi) Excess Cash Flow. For each fiscal year ended of Borrower (commencing with Borrower’s fiscal year ending March 31, 2009), Borrower shall prepay, subject to the provisions of Section 2.04(c) below, the Term Loans in an aggregate amount equal to 50% of the Excess Cash Flow for such fiscal year, such prepayment to be made within fifteen (15) days of the date Borrower delivers the financial statements required by Section 6.01(a) for such fiscal year to the Administrative Agent (but in any event within 135 days after the end of such fiscal year). Any prepayment of an Offshore Rate Loan shall be accompanied by all accrued interest thereon, together with the amounts set forth in Section 3.05.

(c) Term Lenders’ Right to Decline Certain Mandatory Prepayments. Each Term Lender has the right to decline requiring Borrower to pay to it the mandatory prepayment(s) described in Sections 2.04(b)(ii), (iii), (iv), (v) and (vi) above. Upon receipt by the Administrative Agent of any such prepayment of the Term Loan, the amount of the prepayment that is available to prepay the Term Loans (the “Prepayment Amount”) shall be deposited in a cash collateral Account on terms reasonably satisfactory to the Administrative

Quantum Corporation	Credit Agreement

Agent and the Borrower, pending application of such amount on the Prepayment Date as set forth below and promptly after the date of such receipt, the Administrative Agent shall notify the Term Lenders of the amount available to prepay the Term Loans and the date on which such prepayment shall be made (the “Prepayment Date”), which date shall be ten (10) Business Days after the date of such receipt. Any Lender declining such prepayment (a “Declining Lender”) shall give written notice to the Administrative Agent by 11:00 a.m. on the Business Day immediately preceding the Prepayment Date. On the Prepayment Date, an amount equal to that portion of the Prepayment Amount accepted by the Term Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) to prepay Term Loans owing to such Accepting Lenders shall be withdrawn from the applicable cash collateral account and applied ratably to prepay Term Loans owing to such Accepting Lenders in the manner described in the first paragraph of Section 2.04(b), for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall instead be offered by the Borrower to the holders of the Second Lien Term Loan in accordance with the terms of the Second Lien Credit Agreement.

(d) Permitted Swap Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.04 shall not affect Borrower’s obligation to continue to make payments under any Secured Swap Contract, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Secured Swap Contract.

2.05. Reduction or Termination of Commitments. Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time, without premium or penalty, permanently and irrevocably reduce the Revolving Commitments in a Minimum Amount therefor to an amount not less than the Revolving Outstandings at such time or terminate the Revolving Commitments. Any such reduction or termination shall be accompanied by payment to the Administrative Agent of all accrued and unpaid commitment fees with respect to the portion of the Revolving Commitments being reduced or terminated. Administrative Agent shall promptly notify Revolving Lenders of any such request for reduction or termination of the Commitments. In the event of a reduction of Revolving Commitments in accordance with this Section 2.05, each Revolving Lender’s Commitment shall be reduced by an amount equal to such Revolving Lender’s Pro Rata Share times the amount of such reduction.

2.06. Principal and Interest.

(a) Except as otherwise provided hereunder, if not sooner paid, Borrower agrees to pay the outstanding principal amount of each Loan on the Maturity Date.

(b) The Term Loan of each Lender shall be paid quarterly in installments equal to such Lender’s Pro Rata Share of the aggregate principal amount of the installments of the Term Loan as follows:

(i) beginning on December 31, 2006 and the last day of each calendar quarter thereafter through and including September 30, 2008, Borrower shall pay an amount equal to $6,250,000; and

Quantum Corporation	Credit Agreement

(ii) on the last day of each calendar quarter thereafter, Borrower shall pay an amount equal to one quarter of one percent (0.25%) of the original principal balance of the Term Loan on the Closing Date.

(c) Subject to subsection (d) below, and unless otherwise specified herein, Borrower shall pay interest on the unpaid principal amount of each Loan (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws) from the date borrowed until paid in full (whether by acceleration or otherwise) on each Applicable Payment Date at a rate per annum equal, with respect to Base Rate Loans, the Base Rate, and with respect to Offshore Loans, the Offshore Rate, plus in each case, the applicable margin specified in the definition in this Agreement of “Applicable Margin” with respect to such type of Loan.

(d) Notwithstanding subsection (c) of this Section, while any Event of Default exists or after acceleration, Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at the Default Rate.

2.07. Fees.

(a) Commitment Fee. Borrower shall pay to Administrative Agent (for the account of each Revolving Lender according to its Pro Rata Share) the respective Commitment Fee set forth in the definition in this Agreement of “Applicable Margin”, calculated on the undrawn amount of the combined Revolving Commitments. The Commitment Fee shall accrue from the Closing Date until the Maturity Date and shall be calculated and payable quarterly in arrears on each Applicable Payment Date. The Commitment Fee shall accrue at all times, including at any time during which one or more conditions in Section 4 are not met.

(b) Other Fees. Borrower shall pay to Administrative Agent such other fees, in such amounts and at such times, as are set forth in a separate letter agreement dated April 27, 2006, between Borrower and KeyBank, National Association (the “Fee Letter”).

2.08. Computation of Interest and Fees. Computation of interest on Base Rate Loans when the Base Rate is determined by KeyBank’s “prime rate” shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to Lenders than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.09. Making Payments.

(a) Except as otherwise provided herein, all payments by Borrower or any Lender hereunder shall be made to Administrative Agent at Administrative Agent’s Office not later than the Requisite Time for such type of payment. All payments received after such Requisite Time shall be deemed received on the next succeeding Business Day. All payments

Quantum Corporation	Credit Agreement

shall be made in immediately available funds in lawful money of the United States of America. All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b) Upon satisfaction of any applicable terms and conditions set forth herein, Administrative Agent shall promptly make any amounts received in accordance with the prior subsection available in like funds as received, as follows: (i) if payable to Borrower, by crediting the Designated Deposit Account, and (ii) if payable to any Lender, by wire transfer to such Lender at its Lending Office. In the case of amounts held by Administrative Agent that are payable to Borrower, if any applicable terms and conditions for distribution to Borrower are not so satisfied, Administrative Agent shall return any funds it is holding that would otherwise be payable to Borrower to the Lenders making such funds available, without interest.

(c) Subject to the definition of “Interest Period,” if any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest and fees.

(d) Unless Borrower or any Lender has notified Administrative Agent prior to the date any payment to be made by it is due, that it does not intend to remit such payment, Administrative Agent may, in its sole and absolute discretion, assume that Borrower or Lender, as the case may be, has timely remitted such payment and may, in its sole and absolute discretion and in reliance thereon, make available such payment to the Person entitled thereto. If such payment was not in fact remitted to Administrative Agent in immediately available funds, then:

(i) if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent at the Federal Funds Rate; and

(ii) if any Lender failed to make such payment, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent promptly shall notify Borrower, and Borrower shall pay such corresponding amount to Administrative Agent. Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to Borrower to the date such corresponding amount is recovered by Administrative Agent, (A) from such Lender at a rate per annum equal to the daily Federal Funds Rate, and (B) from Borrower, at a rate per annum equal to the interest rate applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

Quantum Corporation	Credit Agreement

(e) If Administrative Agent or any Lender is required at any time to return to Borrower, or to a trustee, receiver, liquidator, custodian, or any official under any proceeding under Debtor Relief Laws, any portion of a payments made by Borrower, each Lender shall, on demand of Administrative Agent, return its share of the amount to be returned, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the daily Federal Funds Rate.

2.10. Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11. Collateral. Borrower’s Obligations are secured by each Deed of Trust, if any, the General Security Agreement, the Intellectual Property Security Agreement, the Stock Pledge Agreement, the Deposit Account Control Agreements and the Securities Account Control Agreements.

2.12. Accelerated Maturity. The Maturity Date of the Term Loans will be accelerated, automatically and without any action on the part of Borrower, Administrative Agent or any Lender, to April 2, 2010 unless, prior to January 1, 2010, either (a) Borrower refinances the Convertible Subordinated Notes, in whole and not in part, with new Subordinated Debt having a maturity date not earlier than 120 days after the Maturity Date of the Term Loans (provided that in the event Indebtedness under the Second Lien Loan Agreement (or any refinancing or replacement thereof pursuant to Section 7.10(c)) contains a provision similar to this Section 2.12, the maturity date of such new Subordinated Debt must be no earlier than the maturity date required pursuant to the Second Lien Loan Agreement (or other agreement relating to the refinancing or replacement thereof) to not cause an accelerated maturity date thereunder), or (b) the Convertible Subordinated Notes have been converted to equity, in whole and not in part, and in either such case, Borrower has delivered evidence thereof reasonably satisfactory to Administrative Agent.

SECTION 3

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a) Any and all payments by Borrower to or for the account of Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of Administrative Agent and each Lender, (i) taxes imposed on or measured by its net income, or imposed on it by the jurisdiction (or any political subdivision thereof) under the Laws of which Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office; (ii) or with which the Administrative Agent or such Lender otherwise has a present or former connection (other than any such connection arising from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document; (iii) any branch profits tax imposed

Quantum Corporation	Credit Agreement

by the United States or any similar tax imposed by another jurisdiction in which the Borrower is located; (iv) any applicable withholding tax imposed by the United States that is withheld from a payment to any Lender pursuant to Section 10.22; and (v) any penalties, interest, costs and expenses (including Attorney Costs) imposed on Administrative Agent or any Lender arising from the assertion by any Governmental Authority that Administrative Agent did not properly withhold any tax or other amount from payments made in respect of any Foreign Lender (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrower shall make such deductions, (C) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (D) within thirty (30) days after the date of such payment, Borrower shall furnish to Administrative Agent (who shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If Borrower shall be required by the Laws of any jurisdiction outside the United States to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, Borrower shall also pay to such Lender or Administrative Agent (for the account of such Lender), at the time interest is paid, such additional amount that the respective Lender specifies as necessary to preserve the after-tax yield (after factoring in United States (federal and state) taxes imposed on or measured by net income) such Lender would have received if such deductions (including deductions applicable to additional sums payable under this Section) had not been made.

(d) Without duplication of any amounts payable under clauses (a), (b) or (c) above, Borrower agrees to indemnify, defend and hold Administrative Agent and each Lender harmless for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Administrative Agent and such Lender; and (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that (A) Borrower shall not be obligated to indemnify the Administrative Agent or any Lender for any penalties described in clause (ii) above to the extent the Administrative Agent or such Lender (1) had actual knowledge of the existence of the tax, interest, or expense, the non-payment of which gave rise to such penalties, and (2) failed to give the Borrower notice of such tax, interest or expense within ten Business Days after the Administrative Agent or such Lender received actual knowledge of the existence thereof; and (B) nothing contained in this subsection (d) shall be deemed to imply any obligation on the part of the Administrative Agent or any Lender to provide the Borrower with

Quantum Corporation	Credit Agreement

the notice of any such tax, penalty, interest or expense. Payment under this subsection (d) shall be made within thirty (30) days after the date the Lender or the Administrative Agent makes a demand therefor.

3.02. Illegality. If any Lender determines that any Laws have made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Offshore Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Offshore Rate, then, on notice thereof by Lender to Borrower through Administrative Agent, any obligation of such Lender to make Offshore Rate Loans shall be suspended until Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or Convert all Offshore Rate Loans of such Lender, either on the last day of the Interest Period thereof, if Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if Lender may not lawfully continue to maintain such Offshore Rate Loans. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03. Inability to Determine Rates. If, in connection with any Request for Extension of Credit involving any Offshore Rate Loan, Administrative Agent determines that (a) Dollar deposits are not being offered to banks in the applicable offshore dollar market for the applicable amount and Interest Period of the requested Offshore Rate Loan, (b) adequate and reasonable means do not exist for determining the underlying interest rate for such Offshore Rate Loan, or (c) such underlying interest rate does not adequately and fairly reflect the cost to Lender of funding such Offshore Rate Loan, Administrative Agent will promptly notify Borrower and all Lenders. Thereafter, the obligation of all Lenders to make or maintain such Offshore Rate Loan shall be suspended until Administrative Agent revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of Offshore Rate Loans or, failing that, be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04. Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender determines that any Laws announced after the date hereof:

(i) impose on such Lender any Tax, duty, or other charge with respect to any Offshore Rate Loans or its obligation to make Offshore Rate Loans;

(ii) change the basis on which Taxes are imposed on any amounts payable to such Lender under this Agreement in respect of any Offshore Rate Loans;

(iii) impose or modify any reserve, special deposit, or similar requirement (other than the reserve requirement utilized in the determination of the Offshore Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (including its Commitment); or

Quantum Corporation	Credit Agreement

(iv) impose on such Lender or on the offshore Dollar interbank market any other condition affecting this Agreement or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender of making, Converting into, Continuing, or maintaining any Offshore Rate Loans or to reduce any sum received or receivable by such Lender under this Agreement with respect to any Offshore Rate Loans, then from time to time upon demand of Lender (with a copy of such demand to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction (except to the extent that such increased cost or reduction is an amount subject to Section 3.01, in which case the sum received or receivable by such Lender shall be increased in accordance with the provisions of Section 3.01).

(b) If any Lender determines that any change in or the interpretation of any Laws announced after the date hereof have the effect of reducing the rate of return on the capital of such Lender or compliance by such Lender (or its Lending Office) or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction; provided, however, that Borrower shall not be required to pay additional amounts to compensate any Lender for (i) any taxes or liabilities excluded from the definition of Taxes by Section 3.01, (ii) any reduction in connection with any penalties, interest, costs and expenses (including Attorney Costs) arising from the assertion by any Governmental Authority that Administrative Agent did not properly withhold any tax or other amount from payments made in respect of any Lender; or (iii) any change in the rate of applicable taxes imposed on or measured by net income.

3.05. Breakfunding Costs. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

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3.06. Matters Applicable to all Requests for Compensation.

(a) The Administrative Agent or any Lender claiming compensation under this Section 3 shall deliver to Borrower a certificate setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of clearly demonstrable error. In determining such amount, Lenders may use any reasonable averaging and attribution methods. For purposes of this Section 3, a Lender shall be deemed to have funded each Offshore Rate Loan at the Offshore Rate for such Loan by a matching deposit or other borrowing in the offshore Dollar interbank market, whether or not such Offshore Rate Loan was in fact so funded.

(b) Borrower shall not be obligated to pay any amount under this Section 3 which arose prior to the date which is one hundred eighty (180) days preceding the date of such demand or is attributable to periods prior to the date which is one hundred eighty (180) days preceding the date of such demand; provided, however, that in the event any Law is enacted that retroactively imposes any cost or charge upon the Administrative Agent or any Lender that would otherwise be a basis for compensation under Sections 3.01 through 3.05, the Administrative Agent or such Lender may make a demand for such compensation through and including the date which is one hundred eighty (180) days after the date upon which such Law takes effect.

(c) Upon any Lender making a claim for compensation under Section 3.01 or 3.04, Borrower may remove and replace such Lender in accordance with Section 10.23.

3.07. Survival. All of Borrower’s obligations under this Section 3 shall survive for a period of one (1) year after the later of termination of the Commitments, or payment in full of all Obligations; provided, however, that the obligation of Borrower to make any payment under this Section 3 is contingent upon the receipt by Borrower of the certificate described in Section 3.06(a) within the later of (a) one hundred eighty (180) days after the later of the repayment of all Loans, the termination of all Letters of Credit and the termination of the Commitment, or (b) in the case of any Law retroactively imposing any cost or charge upon the Administrative Agent or any Lender, one hundred eighty (180) days after the date upon which such Law takes effect.

SECTION 4

CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT

4.01. Conditions of Initial Extension of Credit. The obligation of each Lender to make its initial Extension of Credit hereunder is subject to satisfaction of the following conditions precedent:

(a) Unless waived by Administrative Agent and Lenders, Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of Borrower, each dated on, or in the case of third-party certificates, recently before the Closing Date and each in form and substance satisfactory to Administrative Agent, Lenders and their legal counsel:

(i) executed counterparts of this Agreement, sufficient in number for distribution to Administrative Agent, Lenders and Borrower;

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(ii) executed original Notes (to the extent so requested by any Lender) executed by Borrower in favor of each such Lender, each in a principal amount equal to such Lender’s Commitment;

(iii) executed original counterparts of each of the Security Documents together with all filings deemed necessary or desirable by the Administrative Agent in order to perfect the Liens created thereby;

(iv) original Fee Letter;

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of Borrower as Administrative Agent and any Lender may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer thereof;

(vi) such evidence as Administrative Agent and any Lender may reasonably require to verify that Borrower is duly organized or formed, validly existing, in good standing and qualified to engage in business in Delaware and California, including certified copies of Borrower’s Organization Documents, certificates of good standing and/or qualification to engage in business, tax clearance certificates, and the like;

(vii) a certificate signed by a Responsible Officer of Borrower certifying (A) that the representations and warranties made by Borrower herein are true and correct on and as of the Closing Date (except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date), (B) that Borrower is in compliance with all the terms and provisions of the Loan Documents to which it is a party, and no Default or Event of Default shall have occurred and be continuing, and (C) that there has been no ADIC Material Adverse Change since the date of the Audited Financial Statements;

(viii) a certificate in form and substance satisfactory to Administrative Agent certifying that (a) Borrower and its Subsidiaries on a consolidated basis held unrestricted cash (and cash equivalents) of $50,000,000 or more as of the last day of the month during which the initial Extension of Credit is to be made, and (b) Borrower and its Subsidiaries had a minimum Consolidated EBITDA (based upon (1) Borrower’s and its Subsidiaries Consolidated EBITDA for the twelve (12) month period ending March 31, 2006 and (2) ADIC’s and its Subsidiaries Consolidated EBITDA for the twelve (12) month period ending April 30, 2006) of at least $100,000,000;

(ix) the Term Loans shall have received a rating from Moody’s and S&P at least five (5) days prior to the Closing Date; and

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(x) such other assurances, certificates, documents, consents or opinions as Administrative Agent, Issuing Lender or Requisite Lenders reasonably may require.

(b) the Administrative Agent shall have received:

(i) evidence, reasonably satisfactory to the Administrative Agent, that the Borrower has completed, or concurrently with the initial credit extension hereunder will complete, the Related Transactions in accordance with the terms of the Merger Documents (without any material amendment thereto or waiver thereunder unless consented to by the Administrative Agent). All material and necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery or performance of the Merger Documents or the consummation of the Related Transaction shall be final and in full force and effect and shall be in form and substance satisfactory to Administrative Agent. Administrative Agent shall have received a copy of the Merger Documents and all instruments, documents and agreements related thereto, certified in an Officer’s Certificate, dated the Closing Date, as correct and complete;

(ii) evidence reasonably satisfactory to it that (1) the sum of (aa) the aggregate purchase price under the Related Transaction, plus (bb) the amount required to refinance all existing Indebtedness of the Borrower shall not exceed $800,000,000, (2) the aggregate fees and expenses payable by the Borrower with respect to the Related Transactions will not exceed $40,000,000, and (3) there has been no Material Adverse Effect with respect to the Borrower since December 31, 2005 and with respect to ADIC since December 31, 2005; and

(iii) pro forma/projected financial statements of the Borrower and a pro forma calculation of Consolidated EBITDA, in each case giving effect to the Related Transactions, the funding of the Indebtedness under the Second Lien Loan Agreement and the funding of the Term Loans and Revolving Loans on the Closing Date.

(c) Any fees required to be paid on or before the Closing Date shall have been paid.

(d) Unless waived by Administrative Agent, Borrower shall have paid all Attorney Costs of Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Administrative Agent).

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(e) Administrative Agent, Second Lien Agent, Control Agent, Borrower and the Guarantors shall have executed and delivered the Intercreditor Agreement.

(f) After giving effect to the Related Transactions and the closing and fundings under this Agreement and the Second Lien Loan Agreement, there shall be no more than $95,000,000 of Revolving Outstandings on the Closing Date.

4.02. Conditions to all Extensions of Credit. In addition to any applicable conditions precedent set forth elsewhere in this Section 4 or in Section 2, the obligation of each Lender to honor any Request for Extension of Credit other than a Conversion or Continuation is subject to the following conditions precedent:

(a) The representations and warranties of Borrower contained in Section 5 shall be correct on and as of the date of such Extension of Credit, except to the extent that such representations and warranties specifically refer to an earlier date;

(b) No Default or Event of Default exists, or would result from such proposed Extension of Credit and there has been no event or circumstance since the date of the Audited Financial Statements which has or could reasonably be expected to have a Material Adverse Effect;

(c) Administrative Agent shall have timely received a Request for Extension of Credit by Requisite Notice by the Requisite Time therefor; and

(d) Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Administrative Agent or Requisite Lenders reasonably may require.

Each Request for Extension of Credit by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of such Extension of Credit.

SECTION 5

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and Lenders that (both before and, unless otherwise stated, after giving effect to the Related Transactions):

5.01. Existence and Qualification; Power; Compliance with Laws.

(a) Borrower is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of its incorporation, has the corporate power and authority and the legal right to own, lease and operate its properties and to conduct its business as currently conducted, is duly qualified and in good standing under the Laws of Delaware and California, and is in compliance with all Laws except to the extent that noncompliance could not be reasonably expected to have a Material Adverse Effect. Each Subsidiary of Borrower is a corporation or other legal entity duly organized, validly existing and in good standing under the

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Laws of its jurisdiction of organization, has the corporate power and authority and the legal right to own, lease and operate its properties and to conduct its business as currently conducted, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by Law and is in compliance with all Laws except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.01 attached hereto lists, as of the Closing Date, each of the Material Subsidiaries and each First Tier Foreign Subsidiary.

(c) Immediately after giving effect to the Related Transactions, the Borrower will own 100% of the issued and outstanding Equity Securities of ADIC.

5.02. Power; Authorization; Enforceable Obligations. Borrower has the corporate power and authority and the legal right to make, deliver and perform each Loan Document to which it is a party and Borrower has the corporate power and authority to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. Each Subsidiary party to a Loan Document has the corporate or other organizational power and authority and the legal right to make, deliver and perform each Loan Document to which it is a party and each such Subsidiary has the corporate or other organizational power and authority and has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents. The Loan Documents have been duly executed and delivered by Borrower and each Subsidiary party thereto, and constitute a legal, valid and binding obligation of Borrower and each such Subsidiary, enforceable against Borrower or such Subsidiary in accordance with their respective terms.

5.03. No Legal Bar. The execution, delivery, and performance by Borrower and each Subsidiary of the Loan Documents to which it is a party and compliance with the provisions thereof have been duly authorized by all requisite action on the part of Borrower and each such Subsidiary and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) any Organization Documents of Borrower or any of its Subsidiaries, (ii) any material applicable Laws, rules, or regulations or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any material Contractual Obligation of Borrower or any of its Subsidiaries or by which any of them or any of their property is bound or subject, (b) constitute a default under any such material agreement or instrument, or (c) result in, or require, the creation or imposition of any Lien on any of the properties of Borrower or any of its Subsidiaries (other than the Liens granted in connection herewith).

5.04. Financial Statements; No Material Adverse Effect; Solvency.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly

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noted therein; (ii) fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance which has a Material Adverse Effect.

(c) On the date hereof (but after giving effect to the Related Transactions on a Pro Forma Basis), the Borrower is Solvent.

5.05. Litigation. Except as disclosed in Schedule 5.05, no litigation, investigation or proceeding of or before an arbitrator or Governmental Authority is pending or, to the knowledge of Borrower after due and diligent investigation, threatened by or against Borrower or any of its Subsidiaries or against any of their properties or revenues which could reasonably be expected to have a Material Adverse Effect.

5.06. No Default. Neither Borrower nor any its Subsidiaries are in default under or with respect to any Contractual Obligation which could reasonably be expected to have a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing or will result from the consummation of this Agreement or any of the other Loan Documents, or the making of the Extensions of Credit hereunder.

5.07. Ownership of Property; Liens. Borrower and its Subsidiaries have valid fee or leasehold interests in all real property which they use in their respective businesses, and, except as disclosed in Schedule 5.07, Borrower and its respective Subsidiaries have good and marketable title to all their other property, and none of such property is subject to any Lien, except as permitted in Section 7.02.

5.08. Taxes. Borrower and its Subsidiaries have filed all material tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, property or transactions covered by said returns, or pursuant to any assessment received by Borrower or its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained, and (b) immaterial taxes; provided, however, that in each case no material item or portion of property of Borrower or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

5.09. Margin Regulations; Investment Company Act.

(a) Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Extensions of Credit hereunder will be

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used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations U or X of such Board of Governors.

(b) Neither Borrower nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.10. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. There has been no prohibited transaction (which is not otherwise exempt under Section 4975 of the Code) or violation of the fiduciary responsibility rules under ERISA with respect to any Plan that has or could reasonably be expected to have a Material Adverse Effect.

(b) (i) No ERISA Event has occurred or, to the best knowledge of Borrower with respect to any ERISA Affiliate, is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate, has incurred or, to the best knowledge of Borrower with respect to any ERISA Affiliate reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.11. Intangible Assets. Borrower and its Subsidiaries own, or possess the right to use, all trademarks, trade names, copyrights, patents, patent rights, franchises, licenses and other intangible assets that are used in the conduct of their respective businesses as now operated or could obtain such right without causing a Material Adverse Effect, and none of such items, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict has or could reasonably be expected to have a Material Adverse Effect.

5.12. Compliance With Laws. Borrower and its Subsidiaries are in compliance in all material respects with all material Laws that are applicable such Person.

5.13. Environmental Compliance. Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims

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alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, have a Material Adverse Effect.

5.14. Insurance. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or such Subsidiary operates.

5.15. Swap Obligations. Neither Borrower nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. Borrower has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

5.16. Disclosure. No statement, information, report, representation, or warranty made by Borrower in any Loan Document or furnished to Administrative Agent or any Lender in connection with any Loan Document contains any untrue statement of a material fact or, when viewed together with Borrower’s periodic reports filed under the Exchange Act and the rules and regulations promulgated thereunder, omits to state any material fact necessary to make the statements herein or therein not misleading.

5.17. Related Transactions.

(a) The Borrower has heretofore furnished the Administrative Agent a true and correct copy of the Merger Documents and there have been no amendments to such Merger Documents from the copies so provided.

(b) Borrower and, to the Knowledge of a Senior Officer of the Borrower, each other party to the Merger Documents, has duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Merger Documents and the consummation of transactions contemplated thereby.

(c) The Related Transactions will comply with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by the Borrower or any of its Subsidiaries and, to the Knowledge of a Senior Officer of the Borrower, each other party to the Merger Documents in connection with the Related Transactions will be, prior to consummation of the Related Transactions, duly obtained and will be in full force and effect. As of the date of the Merger Documents, all applicable waiting periods with respect to the Related Transactions will have expired without any action being taken by any Governmental Authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions unless otherwise consented to by the Administrative Agent.

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(d) The execution and delivery of the Merger Documents did not, and the consummation of the Related Transactions will not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on Borrower or any Subsidiary or, to the Knowledge of a Senior Officer of the Borrower, any other party to the Merger Documents, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which Borrower or any Subsidiary is a party or by which any Borrower or any Subsidiary is bound or, to the Knowledge of a Senior Officer of the Borrower, to which any other party to the Merger Documents is a party or by which any such party is bound.

(e) No statement or representation made in the Merger Documents by Borrower or any Subsidiary or, to the Knowledge of a Senior Officer of the Borrower, any other Person, contains any untrue statement of a material fact or, when viewed together with Borrower’s periodic reports filed under the Exchange Act and the rules and regulations promulgated thereunder, omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading in any material respect.

(f) No material condition to the consummation of the Related Transaction has been amended or waived without the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

5.18. Patriot Act.

(a) Neither the Loans contemplated hereunder nor the use of the proceeds thereof will violate the Anti-Terrorism Order, the USA Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither Borrower nor any Subsidiary (1) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order, or (2) to the best knowledge of Borrower, engages in any dealings or transactions with any such Person. The Borrower and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

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SECTION 6

AFFIRMATIVE COVENANTS

So long as any Obligation remains unpaid or unperformed, or any portion of the Commitments remains outstanding (or, in the case of Sections 6.12, 6.13, 6.14 and 6.15, within the time period specified therein), Borrower shall, and shall (except in the case of Borrower’s reporting covenants set forth in Sections 6.01 and 6.02(a)-(c) and Borrower’s covenants set forth in Sections 6.12, 6.13 and 6.14), cause each Subsidiary, to:

6.01. Financial Statements. Deliver to Administrative Agent and each Lender, in form and detail satisfactory to Administrative Agent and Requisite Lenders:

(a) as soon as available, but in any event (i) within ninety-five (95) days after the end of each fiscal year of Borrower, or, (ii) if Borrower has been granted an extension by the Securities and Exchange Commission permitting the late filing by Borrower of any annual report on form 10-K, by the earlier of (x) 120 days after the end of each fiscal year of Borrower or (y) the last day of any such extension, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit;

(b) as soon as available, but in any event (i) within fifty (50) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, or, (ii) if Borrower has been granted an extension by the Securities and Exchange Commission permitting the late filing by Borrower of any quarterly report on form 10-Q, by the earlier of (x) sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower or (y) the last day of any such extension, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and accompanied by a Compliance Certificate as required under Section 6.02(a) hereof;

(c) such other financial reports as Administrative Agent may reasonably request from Borrower, including without limitation, an annual budget for the Borrower’s next fiscal year to be delivered within thirty (30) days after the end of each fiscal year of Borrower; and

(d) Reports required to be delivered pursuant to clauses (a) and (b) of this Section 6.01 shall be deemed to have been delivered on the date on which Borrower posts such reports on Borrower’s website on the Internet at the website address listed on Schedule 10.02 hereof or when such report is posted on the Securities and Exchange

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Commission’s website at www.sec.gov; provided that (x) Borrower shall deliver paper copies of the reports referred to in such clauses (a) and (b) of this Section 6.01 to Administrative Agent or any Lender who requests Borrower to deliver such paper copies until written request to cease delivering paper copies is given by Administrative Agent or such Lender, (y) Borrower shall notify Administrative Agent and Lenders of the posting of any such new material, and (z) in every instance Borrower shall provide paper copies of the Compliance Certificates required by clause (a) of Section 6.02 to Administrative Agent and each Lender. Except for the Compliance Certificates referred to in such clause (a) of Section 6.02, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the reports referred to in clauses (a) and (b) of this Section 6.01, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such reports.

6.02. Certificates, Notices and Other Information. Deliver to Administrative Agent and each Lender, in form and detail satisfactory to Administrative Agent and Requisite Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

(b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to Administrative Agent pursuant hereto;

(c) promptly after the occurrence thereof, notice of any Default or Event of Default;

(d) notice of any change in accounting policies or financial reporting practices by Borrower or any Subsidiary that is material to Borrower or to Borrower and its Subsidiaries on a consolidated basis;

(e) promptly after the commencement thereof, notice of any litigation, investigation or proceeding affecting Borrower where the reasonably expected damages to Borrower exceed the Threshold Amount, or in which injunctive relief or similar relief is sought, which relief could reasonably be expected to have a Material Adverse Effect;

(f) promptly after the occurrence thereof, notice of any Reportable Event with respect to any Plan or the intent to terminate any Plan, or the institution of proceedings or the taking or expected taking of any other action to terminate any Plan or withdraw from any Plan, other than any Plan of ADIC terminated after the consummation of the Related Transactions;

(g) promptly after the occurrence thereof, notice of any Material Adverse Effect;

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(h) concurrently with the delivery of all reports, statements and other information delivered pursuant to the Second Lien Loan Agreement, copies of such reports, statements and other information, except to the extent that such information has already been delivered to the Administrative Agent and the Lenders in accordance with the terms hereof;

(i) concurrent notice of and a copy of each amendment (or proposed amendment) to the Second Lien Loan Agreement, regardless of whether such amendment is permitted under the Intercreditor Agreement without the consent of the Administrative Agent and/or the Lenders; and

(j) promptly, such other data and information as from time to time may be reasonably requested by Administrative Agent, or, through Administrative Agent or any Lender. Notwithstanding any provision of this Agreement to the contrary, so long as no Default or Event of Default shall have occurred and be continuing, neither Borrower nor any of its Subsidiaries shall be required to disclose, permit the inspection, examination, photocopying or making extracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, or (ii) the disclosure of which to any Lender, or their designated representative, is then prohibited by law or any agreement binding on Borrower or any of its Subsidiaries that was not entered into by Borrower or any such Subsidiary for the purpose of concealing information from the Lenders.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and, if applicable, stating what action Borrower has taken and proposes to take with respect thereto. The annual reports, proxies, financial statements or other communications required by Section 6.02(b) above shall be deemed to have been delivered on the date on which Borrower posts such reports on Borrower’s website on the Internet at the website address listed on Schedule 10.02 hereof or when such report is posted on the Securities and Exchange Commission’s website at www.sec.gov; provided that (y) Borrower shall deliver paper copies of the reports referred to in Section 6.02(b) to Administrative Agent or any Lender who requests Borrower to deliver such paper copies until written request to cease delivering paper copies is given by Administrative Agent or such Lender, and (z) Borrower shall notify Administrative Agent and Lenders of the posting of any such new material. Administrative Agent shall have no obligation to request the delivery or to maintain copies of the reports and communications referred to in Section 6.02(b), and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such reports and communications.

6.03. Payment of Taxes and Claims. Pay and discharge when due all material taxes, assessments, governmental charges, levies and claims for sums that have become due and payable, except for any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP.

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6.04. Preservation of Existence. Preserve and maintain its existence, licenses, permits, rights, franchises and privileges necessary or desirable in the normal conduct of its business, except (i) as permitted by Section 7.03, or (ii) where failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.05. Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of its properties, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.06. Maintenance of Insurance. Maintain liability and casualty insurance with responsible insurance companies satisfactory to the Administrative Agent in such amounts and against such risks as is customary for similarly situated businesses.

6.07. Compliance With Laws.

(a) Comply with the requirements of all applicable Laws and orders of any Governmental Authority, noncompliance with which would reasonably be expected to have a Material Adverse Effect.

(b) Conduct its operations and keep and maintain its property in material compliance with all Environmental Laws.

6.08. Inspection Rights. At any time during regular business hours and as often as reasonably requested upon reasonable notice, permit Administrative Agent or any Lender, or any employee, agent or representative thereof, to examine, audit and make copies and abstracts from Borrower’s records and books of account and to visit and inspect its properties and to discuss its affairs, finances and accounts with any of its officers and key employees, and, upon request, furnish promptly to Administrative Agent or any Lender true copies of all financial information and internal management reports made available to their senior management. Notwithstanding any provision of this Agreement to the contrary, so long as no Default or Event of Default shall have occurred and be continuing, neither Borrower nor any of its Subsidiaries shall be required to disclose, permit the inspection, examination, photocopying or making extracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, or (ii) the disclosure of which to any Lender, or their designated representative, is then prohibited by law or any agreement binding on Borrower or any of its Subsidiaries that was not entered into by Borrower or any such Subsidiary for the purpose of concealing information from the Lenders. Borrower shall, however, furnish to Administrative Agent such information concerning Borrower’s intellectual property (including, without limitation, application and registration numbers for any filings in connection with such intellectual property) as is reasonably necessary to permit Administrative Agent (on behalf of itself and the other Lenders) to perfect a security interest in such intellectual property.

6.09. Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or any applicable Subsidiary.

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6.10. Compliance with ERISA. Cause, and cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

6.11. Compliance With Agreements. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the nonperformance of which would not cause a Default or Event of Default, (b) then being contested by any of them in good faith by appropriate proceedings, or (c) if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.12. Hypothecation of Material Leases. Concurrently with entering into any Material Lease after the Closing Date, at Administrative Agent’s option, (a) deliver to Administrative Agent a Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing in commercially reasonable form entered into by Borrower, as Trustor, in favor of Administrative Agent, as Beneficiary (for the account of each Lender in accordance with its Pro Rata Share), encumbering Borrower’s leasehold interest in the real property subject to the Material Lease as security for the performance of all Obligations of Borrower, together with any required landlord consent; and (b) cause to be issued by Chicago Title Company or such other title insurer as is reasonably acceptable to Administrative Agent an ALTA Leasehold Lender’s leasehold policy of title insurance insuring Administrative Agent that the Lien of the foregoing Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing is a first and primary Lien on Borrower’s leasehold interest in the real property subject to the Material Lease, with such endorsements as Administrative Agent may reasonably require, subject only to Permitted Exceptions.

6.13. Material Subsidiaries.

(a) In the event that Borrower creates or acquires a domestic Material Subsidiary, Borrower shall within forty-five (45) days (unless a longer period is agreed to by Administrative Agent) (i) cause such Material Subsidiary (aa) to execute and deliver a Guaranty, in form and substance satisfactory to Administrative Agent, in favor of Administrative Agent (for the benefit of each Lender in accordance with its Pro Rata Share), and (bb) to execute and deliver a security agreement, substantially in the form of the Security Agreement, granting a security interest in its assets to secure the Guaranty; (ii) pledge to Administrative Agent (for the benefit of each Lender in accordance with its Pro Rata Share) the ownership interests in such Material Subsidiary pursuant to a pledge agreement substantially in the form of the Stock Pledge Agreement; and (iii) deliver to Administrative Agent (for the benefit of each Lender in accordance with its Pro Rata Share) the outstanding shares certificates (or other evidence of its equity) evidencing such pledged ownership interests; provided, however, in no event shall (1) the aggregate amount of assets for all domestic Subsidiaries that are not a Guarantor and party to a security agreement referred to in this subsection (a) exceed 20% of the total assets of the Borrower and its Subsidiaries as of the last day of the most recent fiscal year of the Borrower for

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which the Borrower has delivered audited financial statements and (2) the aggregate amount of revenues for all domestic Subsidiaries that are not a Guarantor and party to a security agreement exceed 20% of the total revenues of the Borrower and its Subsidiaries for the most recent fiscal year of the Borrower for which the Borrower has delivered audited financial statements and the Borrower shall, from time to time, cause such additional domestic Subsidiaries to execute and deliver the documents referred to in this subsection (a) and comply with the other provisions of this subsection (a) as required to comply with this proviso.

(b) In the event that Borrower creates or acquires a First Tier Foreign Subsidiary, Borrower shall within ninety (90) days (unless a longer period is agreed to by Administrative Agent) (i) pledge to Administrative Agent (for the benefit of each Lender in accordance with its Pro Rata Share) sixty-six percent (66%) of the ownership interests in such foreign Material Subsidiary owned by Borrower pursuant to a pledge agreement substantially in the form of the Stock Pledge Agreement; (ii) deliver to Administrative Agent (for the benefit of each Lender in accordance with its Pro Rata Share) the outstanding shares certificates (or other evidence of its equity) evidencing such pledged ownership interests; and (iii) take such further actions as Administrative Agent requests to perfect the security interest in such pledged ownership interests.

6.14. Use of Proceeds. Use the proceeds of Extensions of Credit for lawful general corporate purposes including working capital, to fund the Related Transactions and for capital expenditures not otherwise in contravention of this Agreement.

6.15. Rating. Maintain ratings in respect of the credit facilities hereunder with each of S&P and Moody’s and pay all fees and costs in respect thereof. For avoidance of doubt, the Borrower shall not have any obligation to maintain any particular minimum rating in respect of such credit facilities.

6.16. Interest Rate Protection. Not later than the date that is ninety (90) days after the Closing Date, enter into, and maintain in effect for an initial term of at least two (2) years, one or more Swap Contracts in form and substance satisfactory to Administrative Agent to the extent necessary to effectively limit the interest costs to Borrower with respect to an aggregate notional principal amount of not less than 25% of the aggregate principal amount of the Term Loans and the Indebtedness under the Second Lien Loan Agreement outstanding at such time to a rate satisfactory to Administrative Agent.

SECTION 7

NEGATIVE COVENANTS

So long as any Obligations remain unpaid or unperformed, or any portion of the Commitments remains outstanding, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except for the following (“Permitted Indebtedness”):

(a) Indebtedness under this Agreement;

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(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.01 and any refinancings, refundings, renewals or extensions thereof, provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any utilized commitments thereunder, (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to Borrower and its Subsidiaries or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and (iii) the weighted average life of the principal payments pursuant to such refinanced, refunded, renewed or extended Indebtedness shall be no shorter than the weighted average life of such payments pursuant to such Indebtedness immediately prior to such refinancing, refunding, renewal or extension;

(c) Ordinary Course Indebtedness;

(d) Indebtedness of Borrower under any letter of credit facility other than a Letter of Credit (a “Permitted LC Agreement”); provided that (A) the sum at any time of the aggregate face amount of all letters of credit issued and outstanding under all Permitted LC Agreements, plus the aggregate amount of all unremedied drawings under such letters of credit, does not exceed $10,000,000, and (B) the Indebtedness of Borrower under any Permitted LC Agreement is at all times either unsecured or secured by Liens permitted pursuant to Section 7.02;

(e) Indebtedness of Borrower and its Subsidiaries under loans and Capital Leases incurred by Borrower or any of its Subsidiaries to finance the acquisition by such Person of real property, improvements, fixtures, equipment or other fixed assets (together with attachments, ascensions, additions, “soft costs” and proceeds thereof), provided that in each case, (i) such Indebtedness is incurred by such Person at the time of, or not later than six (6) months after, the acquisition by such Person of the property so financed, (ii) such Indebtedness does not exceed the purchase price of the property so financed, and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $15,000,000 at any time;

(f) Indebtedness of Borrower and its Subsidiaries under initial or successive refinancings, refundings, renewals or extensions of any Indebtedness permitted by subsections (d) and (e) above or this clause (f), provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing, and (ii) the weighted average life of the principal payments pursuant to such refinanced, refunded, renewed or extended Indebtedness shall be no shorter than the weighted average life of such payments pursuant to such Indebtedness immediately prior to such refinancing, refunding, renewal or extension;

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(g) Indebtedness of Borrower to any of Borrower’s Subsidiaries, Indebtedness of any of Borrower’s Subsidiaries to Borrower or Indebtedness of any of Borrower’s Subsidiaries to any of Borrower’s other Subsidiaries; provided that any such Indebtedness shall be unsecured and expressly subordinated to the indefeasible payment in full in cash of the Obligations on terms satisfactory to the Administrative Agent;

(h) Subordinated Debt of Borrower to any Person, provided that (A) such Indebtedness contains subordination provisions no less favorable to Administrative Agent and Lenders than those set forth in Schedule 7.10 or as otherwise approved by the Administrative Agent and (B) the aggregate principal amount of all Subordinated Debt of Borrower outstanding (including the Convertible Subordinated Notes) does not exceed $160,000,000 at any time; and (C) the maturity date of the Subordinated Debt shall not be earlier than 120 days after following the Maturity Date of the Term Loans;

(i) Indebtedness (i) under the Second Lien Loan Agreement and (ii) refinancings thereof permitted pursuant to the terms of Section 7.10(c) in an aggregate principal amount not to exceed $125,000,000 less any repayments and prepayments thereof; and

(j) Other Indebtedness not included in (a) through (i) above and not exceeding, in the aggregate outstanding principal amount at any time, $20,000,000.

7.02. Liens. Incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (“Permitted Liens”):

(a) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.01(b);

(b) Ordinary Course Liens;

(c) Liens securing Investments which constitute Permitted Investments under Section 7.05(d);

(d) Liens on Cash or Cash Equivalents securing reimbursement obligations of Borrower under letters of credit (other than any Letters of Credit) in an aggregate amount of all such cash and cash equivalents not to exceed $10,000,000;

(e) Liens on the property or assets of any corporation which becomes a Subsidiary of Borrower after the date of this Agreement, provided that (i) such Liens exist at the time such corporation became a Subsidiary or such assets were acquired, and (ii) such Liens were not created in contemplation of such acquisition by Borrower;

(f) Liens securing Indebtedness and any related obligations of Borrower or any of its Subsidiaries which constitutes Permitted Indebtedness under Section 7.01(e);

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(g) Rights of vendors or lessors under conditional sale agreements, Capital Leases or other title retention agreements, provided that in each case, (i) such rights secure or otherwise relate to Permitted Indebtedness, (ii) such rights do not extend to any property other than property acquired with the proceeds of such Permitted Indebtedness (together with accessions, additions, replacements and proceeds thereof), and (iii) such rights do not secure any Indebtedness other than Permitted Indebtedness;

(h) Liens incurred in connection with leases, subleases, licenses and sublicenses granted to Persons not interfering in any material respect with the business of Borrower and its Subsidiaries and any interest or title of a lessee or licensee under any such leases, subleases, licenses or sublicenses;

(i) Liens in favor of Lenders in connection with the Letter of Credit Cash Collateral Account;

(j) Liens arising in connection with judgments not constituting an Event of Default pursuant to Section 8.01(i);

(k) Liens securing the obligations of Borrower under the Second Lien Loan Agreement and refinancings thereof permitted pursuant to Section 7.10(c)(1); provided that, in each case, such Liens are subject to and subordinate to the Liens created by the Security Documents pursuant to the Intercreditor Agreement; and

(l) Liens not otherwise permitted hereunder on the property or assets of Borrower and any of its Subsidiaries securing (i) borrowed money Indebtedness, or (ii) all obligations of Borrower arising other than in connection with any securitization which are evidenced by bonds, debentures, notes or other similar instruments; provided that, in each case, the aggregate outstanding principal amount of all Indebtedness secured by such Liens does not exceed at any time $15,000,000.

7.03. Fundamental Changes. Merge or consolidate with or into any Person or liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution or sell all or substantially all of its assets, except that:

(a) any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving corporation, (ii) any one or more Subsidiaries, provided that if such Subsidiary is a Guarantor, such Subsidiary shall be the continuing or surviving corporation, and (iii) any joint venture, partnership or other Person, so long as such joint venture, partnership and other Person will, as a result of making such merger and all other contemporaneous related transactions, become a Subsidiary and a Guarantor (if the Subsidiary which merged with such joint venture, partnership or other Person was a Guarantor);

(b) any Subsidiary may sell or transfer all or substantially all of its assets (through voluntary liquidation, dissolution or winding up or otherwise), to Borrower or to another Subsidiary; provided that if (i) an Event of Default shall have occurred and be continuing or (ii) the Leverage Ratio is greater than 3.50:1.00 (based upon the Indebtedness outstanding on the date thereof and the Consolidated EBITDA reflected on

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the most recent Compliance Certificate delivered to Administrative Agent pursuant to Section 6.02), no Guarantor shall make any such sale or transfer to any Subsidiary which is not also a Guarantor or does not concurrently therewith become a Guarantor;

(c) Borrower may merge into or consolidate with any other Person, provided that (i) Borrower is the surviving corporation, and (ii) immediately after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing; and

(d) any Subsidiary may merge or consolidate with or into any other Person or sell all or substantially all of its assets to the extent such transaction is a Disposition otherwise permitted under Section 7.04 or an Investment otherwise permitted under Section 7.05 and immediately after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing.

To the extent any Subsidiary is a Guarantor, the surviving entity of any merger permitted hereunder shall execute such documentation as is satisfactory to Administrative Agent to ratify or otherwise assume the obligations under such Guaranty.

7.04. Dispositions. Make any Dispositions, except:

(a) Ordinary Course Dispositions;

(b) Dispositions permitted by Section 7.03; and

(c) Dispositions not otherwise permitted hereunder, provided that the book value of the property so disposed in any such Dispositions from and after the Closing Date shall not at any time exceed $25,000,000.

7.05. Investments. Make any Investments, except for the following (“Permitted Investments”):

(a) Investments existing on March 31, 2006;

(b) Ordinary Course Investments;

(c) Investments permitted by Section 7.01 or Section 7.03;

(d) Investments arising from rights received by Borrower and its Subsidiaries upon the required payment of any permitted contingent obligations of Borrower and its Subsidiaries, provided that such Investments do not exceed $10,000,000 at any time;

(e) Investments in the nature of Permitted Acquisitions;

(f) Investments of Borrower and its Subsidiaries in Swap Contracts, provided that all such arrangements are entered into in connection with bona fide hedging operations and not for speculation;

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(g) Investments not otherwise permitted hereunder, provided that the aggregate amount of such other Investments made after September 30, 2006 (less any return on any such Investments) does not at any time exceed $15,000,000.

7.06. Restricted Payments. Make any Restricted Payments, except as follows:

(a) (i) Borrower may pay dividends or other distributions payable solely in shares of capital stock of Borrower or any Subsidiary or (ii) a Subsidiary may pay dividends or other distributions to Borrower or to another Subsidiary; provided that the total of all such dividends or other distributions to Subsidiaries which are not Guarantors shall not exceed $15,000,000 over the life of this Agreement, and provided further that if (1) a Default or Event of Default shall have occurred and be continuing or (2) the Leverage Ratio is greater than 3.50:1.00 (based upon the Indebtedness existing as of the date thereof and the Consolidated EBITDA reflected on the most recent Compliance Certificate delivered to Administrative Agent pursuant to Section 6.02), no such dividends or other distributions shall be paid by any Guarantor to any Subsidiary which is not also a Guarantor; provided, however, that this clause (a) shall not restrict dividends or other distributions from Subsidiaries which are not Guarantors to other Subsidiaries which are not Guarantors;

(b) Borrower may distribute rights pursuant to a shareholder rights plan or redeem such rights, provided that such redemption is in accordance with the terms of such shareholder rights plan;

(c) Borrower may make Restricted Payments in connection with or pursuant to any of its Employee Benefits Plans or in connection with the employment, termination or compensation of its employees, officers or directors;

(d) subject to Section 2.04(b)(iv), during any period when no Default or Event of Default has occurred and is continuing, Borrower may make Restricted Payments with the Net Proceeds received from a substantially concurrent issuance of Equity Securities or capital stock or with its Equity Securities or capital stock or Borrower may convert any Equity Securities in accordance with their terms into other Equity Securities; provided, however, that the cash amount of any such Restricted Payment shall be limited to the amount of cash Net Proceeds received from the concurrent issuance of Equity Securities or capital stock;

(e) Borrower may purchase Equity Securities of the Borrower pursuant to one or more stock repurchase programs, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) after giving effect to any such repurchases Borrower shall be in compliance with Section 7.11; and (iii) when combined with the amount of all dividends, purchases or redemptions made under Section 7.06(f), the total of all such purchases of Equity Securities shall not exceed the sum of $10,000,000 in the aggregate over the life of this Agreement; and

(f) any Subsidiary of Borrower may declare or pay any ratable dividends in respect of its Equity Securities or purchase or redeem shares of its Equity Securities or

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make distributions to shareholders not otherwise permitted hereunder, provided that (i) the aggregate amount paid or distributed in any period of four consecutive quarters (excluding any amounts covered by subsection (b) above) does not exceed 5% of Consolidated Tangible Net Worth as determined as of the fiscal quarter immediately preceding the date of determination; and (ii) when combined with the amount of all purchases of Equity Securities made under Section 7.06(e), the total of all such dividends, purchases or redemptions shall not exceed the sum of $5,000,000 in the aggregate over the life of this Agreement; provided, further, that the provisions of this clause (f), shall not restrict any Subsidiary from declaring or paying dividends to Borrower or to any wholly owned Subsidiary of Borrower.

7.07. ERISA. At any time engage in a transaction which could be subject to Sections 4069 or 4212(c) of ERISA, or permit any Pension Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, has a Material Adverse Effect.

7.08. Change in Nature of Business. Engage, either directly or indirectly through Affiliates, in any line of business other than the digital storage business, any other business incidental or reasonably related thereto, or any businesses that are, as determined by the Board of Directors of Borrower in its reasonable good faith judgment, appropriate extensions thereof.

7.09. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate (other than transactions among Borrower or any of its Subsidiaries and any Subsidiary) of Borrower other than arm’s-length transactions with Affiliates that are otherwise permitted hereunder, except as follows:

(a) reasonable and customary fees in the industry paid to members of the board of directors (or similar governing body) of Borrower or its Subsidiaries; and

(b) reasonable compensation arrangements and benefit plans for officers and employees of Borrower and its Subsidiaries entered into or maintained in the ordinary course of business, provided that such transactions in no instance shall have a Material Adverse Effect on Borrower or any Subsidiary.

7.10. Certain Indebtedness Payments, Etc. Pay, prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled payment thereof (x) any Indebtedness under the Second Lien Loan Agreement other than pursuant to Section 2.04(b) thereof (as in effect on the Closing Date) and as otherwise permitted pursuant to Section 2.04(c) hereof, (y) any Subordinated Debt except as otherwise permitted under this Section 7.10 or (z) during any period when an Event of Default has occurred and is continuing, any Indebtedness of Borrower and its Subsidiaries; amend, modify or otherwise change the terms of any document, instrument or agreement evidencing Subordinated Debt such that such amendment, modification or change would (a) cause the outstanding aggregate principal amount of all such Subordinated Debt so amended, modified or changed to be increased as a consequence of such amendment, modification or change, (b) cause the subordination provisions applicable to such Subordinated

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Debt to be less favorable to Administrative Agent and Lenders than those set forth on Schedule 7.10, (c) increase the interest rate applicable thereto, (d) accelerate the scheduled payment thereof, or (e) change any default or event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto) or confer any additional rights on the holders of such Subordinated Debt (or a trustee or other representative on their behalf) which would be adverse to any Lender or the Administrative Agent. Borrower shall not cause or permit any of its obligations, except the obligations constituting Senior Indebtedness, to constitute “Designated Senior Indebtedness” under the Indenture governing the Convertible Subordinated Notes (it being understood that the Obligations of Borrower under this Agreement shall at all times constitute “Designated Senior Indebtedness” under such indenture). Notwithstanding the foregoing, Borrower may at any time:

(a) exchange (whether public, private or on a 3(a)(9) basis) all or part of the Convertible Subordinated Notes for new securities (“New Securities”) that are subordinated in right of payment to the obligations of Borrower under this Agreement and other Loan Documents at least to the same extent as the Convertible Subordinated Notes; provided that (i) the aggregate annual interest obligation of Borrower under the New Securities shall be equal to or less than the aggregate annual interest obligation under the Convertible Subordinated Notes, (ii) the maturity date of the New Securities shall not be earlier than 120 days after following the Maturity Date of the Term Loans, and (iii) the New Securities shall not permit any amortization of the principal amount of the obligations represented thereby prior to the maturity of the Convertible Subordinated Notes;

(b) (i) convert, or honor a conversion request with respect to, any such Subordinated Debt into Equity Securities of Borrower in accordance with the terms thereof; (ii) pay cash to holders of such Subordinated Debt in connection with such a conversion but solely to the extent representing the value of any fractional shares; (iii) make payments of interest on such Subordinated Debt not in violation of the subordination provisions of such Subordinated Debt; (iv) pay additional interest in an amount not to exceed fifty (50) basis points per annum of the aggregate principal amount of the Convertible Subordinated Notes to the extent due under the provisions of the Convertible Subordinated Notes due to Borrower’s failure to register such notes or shares of common stock into which the notes are convertible within the period or to keep such notes or shares registered for or during the periods specified in the indenture for the Convertible Subordinated Notes or the Registration Rights Agreement; (v) make early repurchases of the Convertible Subordinated Notes below par with the consent of the Administrative Agent; and (vi) make other payments, repayments, redemptions, purchases, defeasance or other satisfaction of Subordinated Debt not to exceed $5,000,000 in the aggregate; provided that at the time of such payments, repayments, redemptions, purchases, defeasance or other satisfaction pursuant to this clause (vi), the Leverage Ratio is 3.50:1.00 or less (based upon the most recent Compliance Certificate delivered to Administrative Agent pursuant to Section 6.02); and

(c) refinance the Indebtedness outstanding under the Second Lien Loan Agreement with (1) other second lien Indebtedness (“Replacement Second Lien Debt”) which complies with the provisions of Section 5.03(b) of the Intercreditor Agreement or

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(2) unsecured Indebtedness (“Replacement Subordinated Debt”) (i) in an aggregate principal amount not to exceed the principal amount of Indebtedness then permitted to be outstanding pursuant to Section 7.01(i), (ii) which is expressly subordinated to the prior indefeasible payment in full in cash of the Obligations pursuant to terms satisfactory to the Administrative Agent, (iii) the aggregate annual interest obligation of Borrower thereunder shall be equal to or less than the aggregate annual interest obligation under the Indebtedness under the Second Lien Loan Agreement, (iv) the maturity date of the Replacement Subordinated Debt shall not be earlier than August 22, 2014, (v) the Replacement Subordinated Debt shall not permit any amortization of the principal amount of the obligations represented thereby, and (vi) the Replacement Subordinated Debt shall not have any required prepayments prior to August 22, 2013.

7.11. Financial Covenants.

(a) Maximum Leverage Ratio. Permit the Leverage Ratio, determined as of the last day of any fiscal quarter of Borrower (measured on a rolling four quarter basis for the trailing four fiscal quarters), to be greater than (1) for each fiscal quarter beginning with the fiscal quarter ending on March 31, 2007 and ending on or prior to March 31, 2008, 4.25 to 1.00 and (2) for each fiscal quarter thereafter, 3.50:1.00.

(b) Maximum Senior Leverage Ratio. Permit the Senior Leverage Ratio, determined as of the last day of any fiscal quarter of Borrower (measured on a rolling four quarter basis for the trailing four fiscal quarters), to be greater than (1) for each fiscal quarter beginning with the fiscal quarter ending on March 31, 2007 and ending on or prior to March 31, 2008, 3.25 to 1.00 and (2) for each fiscal quarter thereafter, 2.50:1.00.

(c) Minimum Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, determined as of the last day of any fiscal quarter of Borrower (measured on a rolling four quarter basis for the trailing four fiscal quarters), to be less than 1.50 to 1.00.

(d) Minimum Unrestricted Cash. Permit the total amount of unrestricted Cash (and Cash Equivalents) held by Borrower and its Subsidiaries on a consolidated basis as of the last day of the immediately preceding fiscal quarter (“Consolidated Cash Balance”) to fall below the sum of $50,000,000. Borrower shall maintain the Consolidated Cash Balance required pursuant to this Section 7.11(d) deposited in domestic accounts subject to the Deposit Account Control Agreements or Securities Account Control Agreements satisfactory in form and substance to the Administrative Agent. This covenant shall be tested quarterly.

(e) Minimum Consolidated EBITDA. Permit Consolidated EBITDA (measured on a rolling four quarter basis for the trailing four fiscal quarters) as of (i) March, 31, 2006, to be less than $100,000,000, (ii) September 30, 2006, to be less than $110,000,000 and (iii) as of December 31, 2006, to be less than $125,000,000.

7.12. Accounting Changes. Change (i) its fiscal year, or (ii) its accounting practices except as permitted by GAAP, in each case, except to the extent required in order to conform the fiscal year or accounting practices of a Subsidiary with those of Borrower.

Quantum Corporation	Credit Agreement

7.13. Organizational Documents. Amend or modify its certificate or articles of incorporation or bylaw (or the equivalent for Persons who are not corporations) in a manner adverse to the Lenders.

7.14. Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement, the other Loan Documents, the Second Lien Loan Agreement (including any refinancings thereof pursuant to Section 7.10(c)) and the other “loan documents” referred to therein and Indebtedness of foreign Subsidiaries permitted pursuant to Section 7.01) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to Borrower or any Guarantor or otherwise transfer property to Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of Borrower or (iii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, except with respect to specific property encumbered to secure payment of particular Indebtedness incurred to finance the acquisition thereof and permitted pursuant to Section 7.01(e); or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.15. Amendments to Second Lien Loan Agreement. Enter into any amendment, modification or waiver of the Second Lien Loan Agreement or any loan document thereunder, except as permitted by the Intercreditor Agreement.

SECTION 8

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. Any one or more of the following events shall constitute an Event of Default:

(a) Borrower fails to pay any principal on any Outstanding Obligation (other than fees) as and on the date when due; or

(b) Borrower fails to pay any interest on any Outstanding Obligation or any Commitment Fees or other fees specified in Sections 2.03 and 2.07 due hereunder within five (5) Business Days after the date when due; or fails to pay any other fees or amount payable to Administrative Agent or any Lender under any Loan Document within five (5) Business Days after the date due; or

(c) Any default occurs in the observance or performance of any agreement contained in Section 7; or

(d) Any default occurs in the observance or performance of any agreement contained in Section 6.01 and such default continues for ten (10) days; or

(e) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or Borrower fails to perform or observe any other covenant or agreement (not specified in subsections (a), (b) (c) or (d) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

Quantum Corporation	Credit Agreement

(f) Any representation or warranty in any Loan Document proves to have been incorrect in any material respect when made or deemed made; or

(g) (i) Borrower or any Material Subsidiary (x) defaults in any payment when due of principal of or interest on any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount in excess of the Threshold Amount which remains uncured beyond any applicable cure period, or (y) defaults in the observance or performance of any other agreement or covenant relating to any Indebtedness (other than Indebtedness hereunder) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, any Guaranty Obligation in excess of the Threshold Amount to become payable or cash collateral in respect thereof to be demanded on account of such default or other event; (ii) Borrower is unable or admits in writing its inability to pay its debts generally as they mature; or (iii) the occurrence under any Swap Contract of an Early Termination Date (as defined in such Swap Contract) resulting from (x) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (y) any termination event under any Swap Contract (as defined therein) as to which Borrower or any Subsidiary is an affected party (as so defined) (other than termination events resulting solely from changes in the value of Borrower’s stock price or other rates, prices or indices underlying any such Swap Contract), and as to which, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; provided, however, that a Voluntary Redemption Event shall not constitute an Event of Default under this Section 8.01(g); or

(h) Any Loan Document (or the subordination provisions of any Subordinated Debt), at any time after its execution and delivery and for any reason other than the agreement of all Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or Borrower or any Guarantor denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(i) (i) A final judgment against Borrower or any Material Subsidiary is entered for the payment of money in excess of the Threshold Amount, or any non-monetary final judgment is entered against Borrower or any Material Subsidiary which has a Material Adverse Effect and, in each case if such judgment remains unsatisfied without procurement of a stay of execution within thirty (30) calendar days after the date of entry of judgment; or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person representing an obligation for the payment of money which is (singly or in the aggregate with all other such writs or warrants or similar process) in excess of the Threshold Amount and is not released, vacated or fully bonded (A) within thirty (30) calendar days after its issue or levy or (B) if earlier, five (5) days prior to the date of any proposed sale.

Quantum Corporation	Credit Agreement

(j) Borrower or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under Debtor Relief Laws relating to any such Person or to all or any part of its property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(k) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds the Threshold Amount; or (iii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(l) There occurs (i) any Change of Control, or (ii) any event relating to a change in the corporate ownership, control or governance of Borrower or any Subsidiary as issuer (“Issuer”) of any notes, bonds, debentures, Subordinated Debt or other debt securities, the result of which is to cause Indebtedness evidenced by any such notes, bonds, debentures, Subordinated Debt or other debt securities to be subject to mandatory redemption or repurchase by Issuer, provided the outstanding amount of such outstanding Indebtedness exceeds the Threshold Amount.

8.02. Certain Financial Covenant Defaults. In the event that, after taking into account any extraordinary charge to earnings taken or to be taken as of the end of any fiscal period of Borrower (a “Charge”), and if solely by virtue of such Charge, there would exist an Event of Default due to breach of Section 7.11 as of such fiscal period end date, such Event of Default shall be deemed to arise upon the earlier of (i) the date after such fiscal period end date on which Borrower announces publicly it will take, is taking or has taken such Charge (including an announcement in the form of a statement in a report filed with the SEC) or, if such announcement is made prior to such fiscal period end date, the date that is such fiscal period end date, and (ii) the date Borrower delivers to Administrative Agent its audited annual or unaudited quarterly financial statements in respect of such fiscal period reflecting such Charge as taken.

8.03. Remedies Upon Event of Default. Without limiting any other rights or remedies of Administrative Agent or Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

(a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 8.01(j):

Quantum Corporation	Credit Agreement

(i) Requisite Lenders may request Administrative Agent to, and Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and/or

(ii) Issuing Lender may, with the approval of Administrative Agent on behalf of Requisite Lenders, demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letter of Credit Usage to be held in a Letter of Credit Cash Collateral Account.

(b) Upon the occurrence of any Event of Default described in Section 8.01(j):

(i) the Commitments and all other obligations of Administrative Agent or Lenders shall automatically terminate without notice to or demand upon Borrower, which are expressly waived by Borrower;

(ii) the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and

(iii) an amount equal to the aggregate amount of all outstanding Letter of Credit Usage shall be immediately due and payable to Issuing Lender without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held in a Letter of Credit Cash Collateral Account.

(c) Upon the occurrence of any Event of Default, Lenders and Administrative Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed to (but only with the consent of Requisite Lenders) protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and such other rights and remedies as are provided by Law or equity (including, without limitation, the provisions of the applicable Uniform Commercial Code).

(d) Except as permitted by Section 10.05, no Lender may exercise any rights or remedies with respect to the Obligations without the consent of Requisite Lenders in their sole and absolute discretion. The order and manner in which Administrative Agent’s and Lenders’ rights and remedies are to be exercised shall be determined by Requisite Lenders in their sole and absolute discretion. Regardless of how a Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder, payments shall be applied first, to costs and expenses (including

Quantum Corporation	Credit Agreement

Attorney Costs) incurred by Administrative Agent and each Lender, second, to the payment of accrued and unpaid interest on the Loans to and including the date of such application, third, to the payment of the unpaid principal of the Loans, and fourth, to the payment of all other amounts (including fees) then owing to Administrative Agent and Lenders and Swap Contract Providers under the Loan Documents and the Secured Swap Contracts, in each case paid pro rata to each Lender and Swap Contract Providers in the same proportions that the aggregate Obligations owed to each Lender under and Swap Contract Providers the Loan Documents bear to the aggregate Obligations owed under the Loan Documents and the Secured Swap Contracts to all Lenders and Swap Contract Providers, without priority or preference among Lenders. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Administrative Agent and Lenders hereunder or thereunder or at Law or in equity.

SECTION 9

ADMINISTRATIVE AGENT

9.01. Appointment and Authorization of Administrative Agent.

(a) Each Lender hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Issuing Lender shall act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as Administrative Agent may agree at the request of Requisite Lenders to act for such Issuing Lender with respect thereto; provided, however, that Issuing Lender shall have all of the benefits and immunities (i) provided to Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Section 9 included Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to Issuing Lender.

Quantum Corporation	Credit Agreement

9.02. Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

9.03. Liability of Administrative Agent. No Administrative Agent-Related Person shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower’s Subsidiaries or Affiliates.

9.04. Reliance by Administrative Agent.

(a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under any other Loan Document unless it shall first receive such advice or concurrence of Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Requisite Lenders or all Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of Lenders. Where this Agreement expressly permits or prohibits an action unless Requisite Lenders otherwise determine, and in all other instances, Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

Quantum Corporation	Credit Agreement

(c) Each Lender hereby authorizes Administrative Agent, upon payment of the amount certified by Borrower as the full and final payment of all principal, interest, fees and other charges outstanding under this Agreement, and following termination of the Commitments, to execute with and in favor of Borrower a termination letter that, inter alia, terminates Borrower’s obligation to observe any or all of the covenants in Sections 3, 6 and 7 hereof.

9.05. Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by Requisite Lenders in accordance with Section 8; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

9.06. Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Administrative Agent-Related Person has made any representation or warranty to it, and that no act by Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender as to any matter, including whether Administrative Agent-Related Persons have disclosed material information in their possession. Each Lender, including any Lender by assignment, represents to Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Subsidiaries which may come into the possession of any Administrative Agent-Related Person.

Quantum Corporation	Credit Agreement

9.07. Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Administrative Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), ratably according to their Pro Rata Shares, and hold harmless each Administrative Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Administrative Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section; provided further that the foregoing shall not require any Lender to indemnify any Administrative Agent-Related Person to the extent such Administrative Agent-Related Person was not acting in the capacity of, or on behalf of, the Administrative Agent. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent.

9.08. Administrative Agent in Individual Capacity. KeyBank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates as though KeyBank were not Administrative Agent or Issuing Lender hereunder and without notice to or consent of Lenders. Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, KeyBank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Administrative Agent or Issuing Lender.

9.09. Successor Administrative Agent. Administrative Agent may, and at the request of Requisite Lenders shall, resign as Administrative Agent upon thirty (30) days’ notice to Lenders. If Administrative Agent resigns under this Agreement, Requisite Lenders shall appoint from among Lenders a successor administrative agent for Lenders which successor administrative agent shall be approved by Borrower. If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower and upon approval of Borrower (other than at any time as there exists an Event of Default) which will not be unreasonably withheld, a successor administrative agent from among Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the

Quantum Corporation	Credit Agreement

term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 and Sections 10.03 and 10.11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent (whether due to absence of Borrower approval or otherwise) by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as Requisite Lenders appoint a successor agent as provided for above. Notwithstanding the foregoing, however, KeyBank may not be removed as Administrative Agent at the request of Requisite Lenders unless KeyBank shall also simultaneously be replaced as “Issuing Lender” hereunder pursuant to documentation in form and substance reasonably satisfactory to KeyBank.

9.10. Syndication Agent; Documentation Agent. None of Lenders (or Affiliates of Lenders) identified on the facing page or signature pages of this Agreement as a “Syndication Agent” or “Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity. Without limiting the foregoing, none of Lenders (or Affiliates of Lenders) so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders (or Affiliates of Lenders) so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.11. Intercreditor Agreement. Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 10.04) hereby authorizes and directs the Administrative Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement. Each Lender authorizes the Administrative Agent to execute and deliver the Second Lien Credit Documents as contemplated by the Intercreditor Agreement.

SECTION 10

MISCELLANEOUS

10.01. Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, no consent to any departure by Borrower therefrom and no release of collateral in which Lenders have a security interest prior to payment in full of the Obligations shall be effective unless in writing signed by Requisite Lenders and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Except as otherwise expressly provided herein, without the approval in writing of Administrative Agent and all Lenders and, in respect of clauses (c) and (d) below, all Swap Contract Providers, no amendment, modification, supplement, termination, waiver or consent may be effective:

Quantum Corporation	Credit Agreement

(a) To reduce the amount of principal, principal prepayments or the rate of interest payable on, any Loan, or the amount of any fee or other amount payable to any Lender under the Loan Documents (unless such modification is consented to by each Lender entitled to receive such fee) or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any commitment fee;

(b) To postpone any date fixed for any payment of principal of, prepayment of principal of, or any installment of interest on, any Loan or any installment of any commitment fee, to extend the term of, or increase the amount of, any Lender’s Commitment (it being understood that a waiver of an Event of Default shall not constitute an extension or increase in the Commitment of any Lender) or modify the Pro Rata Share of any Lender;

(c) To release collateral in which Lenders have a security interest to secure the performance of Borrower’s obligations under the Loan Documents constituting more than 20% of the value of Borrower’s consolidated assets or release Borrower from its obligations hereunder and under the other Loan Documents or release any Guarantor from its obligations under the Guaranty and the other Loan Documents (other than as expressly contemplated hereby);

(d) To amend the definition of “Requisite Lenders”, “Obligations” or the provisions of Section 4, Section 9, this Section 10.01 or Section 10.06; or

(e) To amend any provision of this Agreement that expressly requires the consent or approval of all Lenders; provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by Issuing Lender in addition to Requisite Lenders or all Lenders, as the case may be, affect the rights or duties of Issuing Lender or affect any Letter of Credit related matter, (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Requisite Lenders or all Lenders, as the case may be, affect the rights or duties of Administrative Agent, and (iii) the fee letters may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto. Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section shall apply equally to, and shall be binding upon, all Lenders and Administrative Agent.

Notwithstanding anything in this Agreement to the contrary, no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some later time) of enabling the Borrower to satisfy a condition precedent to the making of any Revolving Loan shall be effective against the Revolving Lenders unless the Requisite Lenders described in clause (a) of the definition thereof shall have concurred with such waiver or modification.

In the event that any Lender (a “Non-Consenting Lender”) fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Loan Document that requires the unanimous approval of all of the Lenders or the approval of all of the Lenders directly affected thereby, in each case in accordance with the terms of this Section 10.01, the Borrower shall be permitted to replace such Non-Consenting Lender with a replacement financial institution satisfactory to the Administrative Agent, so long

Quantum Corporation	Credit Agreement

as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (i) such replacement does not conflict with any applicable law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to the Non-Consenting Lender pursuant to the Loan Documents on or prior to the date of replacement, (iii) the replacement financial institution shall approve the proposed amendment, modification, termination, waiver or consent, (iv) the Borrower shall be liable to the Non-Consenting Lender under Section 3.05 if any Offshore Rate Loan owing to the Non-Consenting Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the Non-Consenting Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.04(b) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vi) until such time as such replacement shall be consummated, the Borrower shall pay to the Non-Consenting Lender all additional amounts (if any) required pursuant to Section 3.01, 3.02, 3.04, 3.05 or 3.06, as the case may be, (vii) Borrower provides at least three (3) Business Days’ prior notice to the Non-Consenting Lender, and (viii) any such replacement shall not be deemed to be a waiver of any rights that Borrower, the Administrative Agent or any other Lender shall have against the Non-Consenting Lender. In the event any Non-Consenting Lender fails to execute the agreements required under Section 10.04(b) in connection with an assignment pursuant to this paragraph, the Borrower may, upon two (2) Business Days’ prior notice to the Non-Consenting Lender, execute such agreements on behalf of the Non-Consenting Lender.

10.02. Transmission and Effectiveness of Communications and Signatures.

(a) Modes of Delivery. Except as otherwise provided in any Loan Document, notices, requests, demands, directions, agreements and documents delivered in connection with the Loan Documents (collectively, “communications”) shall be transmitted by Requisite Notice to the number and address set forth on Schedule 10.02, may be delivered by the following modes of delivery, and shall be effective as follows:

Mode of Delivery	Effective on earlier of actual receipt and:

Courier:	Scheduled delivery date
Facsimile:	When transmission in legible form complete
Mail:	Fourth Business Day after deposit in U.S. mail first class postage pre-paid
Personal delivery:	When received
Telephone:	When conversation completed

provided, however, that communications delivered to Administrative Agent pursuant to Section 2 must be in writing and shall not be effective until actually received by Administrative Agent.

(b) Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act on any communications purportedly given by or on behalf of Borrower even if (i) such communications (A) were not made in a manner specified

Quantum Corporation	Credit Agreement

herein, (B) were incomplete or (C) were not preceded or followed by any other notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any subsequent related communications provided for herein. Borrower shall indemnify Administrative Agent and Lenders from any loss, cost, expense or liability as a result of relying on any communications permitted herein.

(c) Effectiveness of Facsimile Documents and Signatures. Documents and agreements delivered from time to time in connection with the Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as hardcopies with manual signatures and shall be binding on all Borrower Parties and Administrative Agent and Lenders. Administrative Agent may also request that any such documents and signature be confirmed by a manually-signed hardcopy thereof; provided, however, that the failure to request or deliver any such manually-signed hardcopy shall not affect the effectiveness of any facsimile documents or signatures.

10.03. Attorney Costs, Expenses and Taxes. Borrower agrees (a) to pay or reimburse Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of the Loan Documents, and the development, preparation, negotiation and execution of any amendment, waiver, consent, supplement or modification to, any Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable Attorney Costs, and (b) to pay or reimburse Administrative Agent and each Lender for all costs and expenses incurred in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization), collection and enforcement or attempted enforcement, or preservation of any rights under any Loan Documents, and any other documents prepared in connection herewith or therewith, or in connection with any refinancing, or restructuring of any such documents in the nature of a “workout” or of any insolvency or bankruptcy proceeding, including Attorney Costs. The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Administrative Agent and the cost of independent public accountants and other outside experts retained by Administrative Agent or any Lender. Such costs and expenses shall also include administrative costs of Administrative Agent reasonably attributable to the administration of the Loan Documents. Any amount payable by Borrower under this Section shall bear interest from the tenth day following the date of demand for payment at the Default Rate, unless waived by Administrative Agent. The agreements in this Section shall survive repayment of all Obligations.

10.04. Binding Effect; Assignment.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph

Quantum Corporation	Credit Agreement

(b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 10.04 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.04 and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section 10.04, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of a Revolving Loan/Revolving Commitment, or $1,000,000, in the case of any assignment in respect of a Term Loan, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that simultaneous assignment by or to two (2) or more entities that are Affiliates or related funds shall be aggregated to determine compliance with the minimum assignment amounts.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Loan tranches (i.e., either Revolving Loans/Revolving Commitments or Term Loans) on a non-pro rata basis.

Quantum Corporation	Credit Agreement

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 10.04 and, as follows:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) a Revolving Loan/Revolving Commitment if such assignment is to a Person that is not a Revolving Lender with a Revolving Commitment, an Affiliate of such Revolving Lender or an Approved Fund with respect to such Revolving Lender or (ii) a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that only one such fee shall be due with respect to simultaneous assignment by or to two (2) or more entities that are Affiliates or related funds), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04 and compliance with all other applicable requirements of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3, 10.03, 10.14 and 10.15 of this Agreement with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not

Quantum Corporation	Credit Agreement

comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Cleveland, Ohio a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender (a “Selling Lender”) may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Selling Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Selling Lender’s obligations under this Agreement shall remain unchanged, (ii) such Selling Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Selling Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Selling Lender sells such a participation shall provide that such Selling Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Selling Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which (A) extends the Maturity Date as to such Participant or any other date upon which any payment of money is due to such Participant, (B) reduces the rate of interest owing to such Participant, any fee or any other monetary amount owing to such Participant, or (C) reduces the amount of any installment of principal owing to such Participant all as described in Sections 10.1(a) and 10.1(b). Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section III to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.5 as though it were a Lender, provided such Participant agrees to be subject to Section 10.6 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section III than the applicable Selling Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits

Quantum Corporation	Credit Agreement

of Section III unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.22 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.05. Set-off. In addition to any rights and remedies of Administrative Agent and Lenders or any assignee or participant of any Lender or any Affiliate thereof (each, a “Proceeding Party”) provided by law, upon the occurrence and during the continuance of any Event of Default, each Proceeding Party is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to proceed directly, by right of set-off, banker’s lien, or otherwise, against any assets of Borrower and its Subsidiaries which may be in the hands of such Proceeding Party (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Proceeding Party to or for the credit or the account of Borrower) and apply such assets against the Obligations, irrespective of whether such Proceeding Party shall have made any demand therefor and although such Obligations may be unmatured. Each Lender agrees promptly to notify Borrower and Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.06. Sharing of Payments. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Borrower or otherwise, receives payment on account of the Outstanding Obligations held by it that is ratably more than any other Lender receives in payment on account of the Outstanding Obligations held by such other Lender, then, subject to applicable Laws: (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Outstanding Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Outstanding Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all Lenders share any payment obtained in respect of the Outstanding Obligations ratably in accordance with each Lender’s share of the Outstanding Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Outstanding Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions

Quantum Corporation	Credit Agreement

and other communications under this Agreement with respect to the portion of the Outstanding Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Outstanding Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if Lender were the original owner of the Obligation purchased.

10.07. No Setoff. As to any and all funds, securities or other assets of Borrower which are now or hereafter held by Administrative Agent or any Lender as collateral pursuant to this Agreement or any other Loan Document for any of the obligations thereunder (including, without limitation, all amounts in any deposit account, securities account or other similar account) (collectively the “Collateral Assets”), Administrative Agent and the Lenders agree that they shall not exercise any right of setoff or recoupment against nor shall they assert any security interest in the Collateral Assets in connection with any other obligation owed to Administrative Agent or any Lender which is unrelated to this Agreement or the Loan Documents, except for: (i) recovery for any items deposited with Administrative Agent or any Lender and returned unpaid or as to which claims have been asserted as to breach of transfer or presentment warranties, (ii) overdrafts on any account which generated the funds which constitute part of the Collateral Assets, (iii) automated clearing house entries, and (iv) Administrative Agent or any Lender’s usual and customary fees for services rendered in connection with the assets or bank accounts which constitute the Collateral Assets.

10.08. No Waiver; Cumulative Remedies.

(a) No failure by any Lender or Administrative Agent to exercise, and no delay by any Lender or Administrative Agent in exercising, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Without limiting the generality of the foregoing, the terms and conditions of Section 4 may be waived in whole or in part, with or without terms or conditions, in respect of any Extension of Credit without prejudicing Administrative Agent’s or Lenders’ rights to assert them in whole or in part in respect of any other Extension of Credit.

(b) The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Any decision by Administrative Agent or any Lender not to require payment of any interest (including Default Interest), fee, cost or other amount payable under any Loan Document or to calculate any amount payable by a particular method on any occasion shall in no way limit or be deemed a waiver of Administrative Agent’s or such Lender’s right to require full payment thereof, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

(c) The terms and conditions of Section 9 are for the sole benefit of Administrative Agent and Lenders.

Quantum Corporation	Credit Agreement

10.09. Usury. Notwithstanding anything to the contrary contained in any Loan Document, the interest and fees paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest or a fee in an amount that exceeds the Maximum Rate, the excessive interest or fee shall be applied to the principal of the Outstanding Obligations or, if it exceeds the unpaid principal, refunded to Borrower. In determining whether the interest or a fee contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

10.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11. Integration. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Administrative Agent or Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.12. Nature of Lenders’ Obligations. Nothing contained in this Agreement or any other Loan Document and no action taken by Administrative Agent or Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower. Each Lender’s obligation to make any Extension of Credit pursuant hereto is several and not joint or joint and several, and in the case of the initial Extension of Credit only is conditioned upon the performance by all other Lenders of their obligations to make the initial Extension of Credit. A default by any Lender will not increase the Pro Rata Share attributable to any other Lender.

10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any Loan Document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery thereof but shall terminate the later of (a) when the Commitments are terminated and (b) when no Obligations remain outstanding under any Loan Document. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, notwithstanding any investigation made by Administrative Agent or any Lender or on their behalf.

Quantum Corporation	Credit Agreement

10.14. Indemnity by Borrower. Borrower agrees to indemnify, defend, save and hold harmless each Administrative Agent-Related Person and each Lender and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively, the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against Borrower, any of its Affiliates or any its officers or directors; (b) any and all claims, demands, actions or causes of action arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitments, the use or contemplated use of the proceeds of any Loan, property that is the subject of any Material Lease or any other collateral given to secure the obligations of Borrower under this Agreement, or the relationship of Borrower, Administrative Agent and Lenders under this Agreement; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) all liabilities, claims, actions, loss, damages, including, without limitation, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of Indemnitees’ counsel) directly or indirectly arising out of or resulting from any Hazardous Substance being present at any time in or around any part of the property that is the subject of any Material Lease, or in the soil, groundwater or soil vapor on or under the property that is the subject of any Material Lease, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources; (e) any and all liabilities, losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding, including those liabilities caused by an Indemnitee’s own negligence (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee.

10.15. Nonliability of Lenders.

Borrower acknowledges and agrees that:

(a) Any inspections of any property of Borrower made by or through Administrative Agent or Lenders are for purposes of administration of the Loan Documents only, and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

(b) By accepting or approving anything required to be observed, performed, fulfilled or given to Administrative Agent or Lenders pursuant to the Loan Documents, neither Administrative Agent nor Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Administrative Agent or Lenders;

Quantum Corporation	Credit Agreement

(c) The relationship between Borrower and Administrative Agent and Lenders is, and shall at all times remain, solely that of borrower and lenders; neither Administrative Agent nor any Lender shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; neither Administrative Agent nor any Lender undertakes or assumes any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Administrative Agent or any Lender in connection with such matters is solely for the protection of Administrative Agent and Lenders and neither Borrower nor any other Person is entitled to rely thereon; and

(d) Neither Administrative Agent nor any Lender shall be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds Administrative Agent and Lenders harmless from any such loss, damage, liability or claim.

10.16. No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, Administrative Agent and Lenders in connection with the Extensions of Credit, and is made for the sole benefit of Borrower, Administrative Agent and Lenders, and Administrative Agent’s and Lenders’ successors and assigns. Except as provided in Sections 10.04 and 10.13, no other Person shall have any rights of any nature hereunder or by reason hereof.

10.17. Severability. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.18. Confidentiality. Administrative Agent and each Lender shall use any confidential non-public information concerning Borrower and its Subsidiaries that is furnished to Administrative Agent or such Lender by or on behalf of Borrower and its Subsidiaries in connection with the Loan Documents (collectively, “Confidential Information”) solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Loan Documents, and it will hold the Confidential Information in confidence. Notwithstanding the foregoing, Administrative Agent and each Lender may disclose Confidential Information (a) to their Affiliates or any of their or their Affiliates’ directors, officers, employees, advisors, or representatives (collectively, the “Representatives”) whom it determines need to know such information for the purposes set forth in this Section; (b) to any

Quantum Corporation	Credit Agreement

bank or financial institution or other entity to which such Lender has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein; (c) to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of Administrative Agent’s or such Lender’s business or that of its Representatives in connection with the exercise of such authority or claimed authority; (d) to the extent necessary or appropriate to effect or preserve Administrative Agent’s or such Lender’s or any of their Affiliates’ security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against Administrative Agent or such Lender or any of their Representatives under the Loan Documents or any Secured Swap Contract; (e) pursuant to any subpoena or any similar legal process so long as Borrower is, or has been, given notice of such legal process and the opportunity to seek a protective order; (f) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding Borrower and the Loans is solely for purposes of evaluating an investment in such Securitization; provided that any such recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein; and (g) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization; provided that any such recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein. For purposes hereof, the term “Confidential Information” shall not include information that (x) is in Administrative Agent’s or a Lender’s possession prior to its being provided by or on behalf of the Borrower Parties, provided that such information is not known by Administrative Agent or such Lender to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, Borrower, (y) is or becomes publicly available (other than through a breach hereof by Administrative Agent or such Lender), or (z) becomes available to Administrative Agent or such Lender on a non-confidential basis, provided that the source of such information was not known by Administrative Agent or such Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

10.19. Further Assurances. Borrower and its Subsidiaries shall, at their expense and without expense to Lenders or Administrative Agent, do, execute and deliver such further acts and documents as any Lender or Administrative Agent from time to time reasonably requires for the assuring and confirming unto Lenders or Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document (including, without limitation, any matters set forth in any supplement agreement regarding post-closing deliveries or filings entered into with the Administrative Agent).

10.20. Headings. Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

10.21. Time of the Essence. Time is of the essence of the Loan Documents.

Quantum Corporation	Credit Agreement

10.22. Foreign Lenders. Each Lender that is a “foreign corporation, partnership or trust” within the meaning of the Code (a “Foreign Lender”) shall deliver to Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest herein), two (2) duly signed completed copies of either Form W-8BEN or any successor thereto (relating to such Person and entitling it to a complete exemption from withholding on all payments to be made to such Person by Borrower pursuant to this Agreement) or Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence satisfactory to Borrower and Administrative Agent that no withholding under the federal income tax laws is required with respect to such Person. Thereafter and from time to time, each such Person shall (a) promptly submit to Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement, and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Persons fails to deliver the above forms or other documentation, then Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify Administrative Agent therefor, including all penalties and interest and costs and expenses (including Attorney Costs) of Administrative Agent. The obligation of Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

10.23. Removal and Replacement of Lenders.

(a) Under any circumstances set forth in this Agreement providing that Borrower shall have the right to remove and replace a Lender as a party to this Agreement, Borrower may, upon notice to such Lender and Administrative Agent, remove such Lender by (i) non ratably terminating such Lender’s Commitment, and (ii) if being replaced, causing such Lender to assign its Commitment to one or more other Lenders or Eligible Assignees acceptable to Borrower, Administrative Agent and Issuing Lender; provided, however, that during the existence of any Event of Default, Borrower may not remove or replace a Lender pursuant to this Section 10.23. Any removed or replaced Lender shall be entitled to (x) payment in full of all principal, interest, fees and other amounts owing to such Lender or such Lender’s affiliated Indemnitees under any Loan Document through the date of termination or assignment (including any amounts payable pursuant to Section 3.05 and applicable prepayment compensation under Section 2.04(a)), (y) appropriate assurances and indemnities (which may include letters of credit) as such Lender may reasonably require with respect to its participation interest in any Letters of Credit and (z) a release of such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Acceptance covering such

Quantum Corporation	Credit Agreement

Lender’s Commitment, and shall otherwise comply with Section 10.04. Administrative Agent shall distribute an amended Schedule 2.01, which shall thereafter be incorporated into this Agreement, to reflect adjustments to Lenders and their Commitments.

(b) In order to make all Lender’s interests in any outstanding Extensions of Credit ratable in accordance with any revised Pro Rata Shares after giving effect to the removal or replacement of a Lender, Borrower shall pay or prepay, if necessary, on the effective date thereof, all outstanding Extensions of Credit of all Lenders, together with any amounts due under Section 3.05. Borrower may then request Extensions of Credit from Lenders in accordance with their revised Pro Rata Shares.

10.24. Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED HERETO. BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.25. Judicial Reference Waiver of Jury Trial. In all the Loan Documents the sections regarding “Jury Trial Waiver” are hereby deleted in their entirety and all claims in connection with the Loan Documents shall be determined by a consensual general judicial reference, pursuant to the provisions of California Code of Civil Procedure §§ 638 et seq., as such statutes may be amended or modified from time to time, and as more fully set forth in Exhibit E.

10.26. Patriot Act Notification. Each Lender subject to the Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower (and each Subsidiary) that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Borrower (and, to the extent requested, each Subsidiary), which information includes the name and address of Borrower (and, to the extent

Quantum Corporation	Credit Agreement

requested, each Subsidiary) and other information that will allow such Lender or Administrative Agent to identify Borrower (and, to the extent requested, each Subsidiary) in accordance with the USA Patriot Act.

10.27. Entire Agreement. This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

QUANTUM CORPORATION, a Delaware corporation, as Borrower		KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, Lead Arranger and Issuing Lender

By:	/s/ Richard E. Belluzzo	By:	/s/ Thomas A. Crandell
	Richard E. Belluzzo		Thomas A. Crandell
	Its: Chairman and Chief Executive Officer		Its: Senior Vice President

S-1

WACHOVIA BANK, NATIONAL ASSOCIATION, as Lender

By:
Name:
Title:

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SILICON VALLEY BANK, as Lender

By:
Name:
Title:

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